                                                                    Exhibit 4.1

                                                              Execution Version


________________________________________________________________________________




                   SENIOR NOTE AND WARRANT PURCHASE AGREEMENT

                            dated as of May 29, 2002

                                  by and among

                              CARDIAC SCIENCE, INC.

                                       and

                           THE PURCHASERS NAMED HEREIN



________________________________________________________________________________

                                TABLE OF CONTENTS
                                -----------------

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
I.    DESCRIPTION OF SENIOR NOTES AND WARRANTS...........................   1
      1.1     Description of Senior Notes ...............................   1
      1.2     Security ..................................................   1
      1.3     Description of the Warrants ...............................   1
      1.4     Closing ...................................................   1
      1.5     Closing Fee ...............................................   2
      1.6     Use of Proceeds ...........................................   2
      1.7     Allocation of Purchase Price ..............................   2

II.   PAYMENT AND PREPAYMENT OF SENIOR NOTES ............................   2
      2.1     Principal and Interest Payments ...........................   2
      2.2     Optional Prepayments ......................................   3
      2.3     Mandatory Prepayments .....................................   3
      2.4     Direct Payment ............................................   4
      2.5     Payments Payable on Business Days .........................   4
      2.6     Interest Laws .............................................   4

III.  REPRESENTATIONS AND WARRANTIES OF PURCHASER .......................   5
      3.1     Representations and Warranties of Purchaser ...............   5

IV.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY .....................   6
      4.1     Organization and Qualification ............................   6
      4.2     Capitalization; Listing ...................................   6
      4.3     Subsidiaries ..............................................   7
      4.4     SEC Filings ...............................................   8
      4.5     Authority and Validity of Obligations .....................   8
      4.6     Use of Proceeds ...........................................   8
      4.7     Financial Statements ......................................   8
      4.8     Absence of Certain Changes or Events ......................   9
      4.9     Full Disclosure ...........................................   9
      4.10    Intellectual Property .....................................   9
      4.11    Compliance with Laws; Hazardous Substances ................  11
      4.12    Taxes .....................................................  12
      4.13    Agreements, Contracts and Commitments .....................  12
      4.14    Employee Benefit Plans ....................................  14
      4.15    Governmental Authority and Licensing ......................  15
      4.16    FDA Approval ..............................................  16
      4.17    Good Title; Real Property .................................  16
      4.18    Litigation ................................................  17
      4.19    Product Liability and Recalls .............................  17
      4.20    Warranties ................................................  17
      4.21    Approvals .................................................  17
      4.22    Affiliate Transactions ....................................  18

                                        i

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      4.23    Investment Company; Public Utility Holding Company .........   18
      4.24    Solvency ...................................................   18
      4.25    Labor and Employee Matters .................................   18
      4.26    Indebtedness ...............................................   18
      4.27    Brokers ....................................................   19
      4.28    Insurance ..................................................   19
      4.29    Minute Books ...............................................   19
      4.30    First Priority Lien. .......................................   19

V.    CONDITIONS PRECEDENT TO OBLIGATIONS.................................   19
      5.1     Conditions Precedent to Obligations of Purchaser ...........   19
      5.2     Conditions Precedent to Obligations of the Company .........   23

VI.   AFFIRMATIVE COVENANTS ..............................................   23
      6.1     Financial Statements .......................................   23
      6.2     Certificates; Other Information ............................   25
      6.3     Books and Records; Accounting System .......................   26
      6.4     Financial Disclosure .......................................   26
      6.5     Disclosure of Material Matters .............................   26
      6.6     Performance of Obligations .................................   26
      6.7     Maintenance of Business ....................................   27
      6.8     Maintenance of Properties ..................................   27
      6.9     Payment of Taxes and Assessments ...........................   27
      6.10    Compliance with Laws ......................................    27
      6.11    Insurance ..................................................   27
      6.12    Inspection Rights ..........................................   28
      6.13    Notices ....................................................   28
      6.14    Further Assurances .........................................   28
      6.15    Compliance with ERISA and the Code .........................   28
      6.16    Guaranties .................................................   29
      6.17    Compliance with Material Agreements ........................   29
      6.18    Formation of Subsidiaries ..................................   29
      6.19    Mortgages ..................................................   29
      6.20    Intellectual Property Matters ..............................   30

VII.  NEGATIVE COVENANTS .................................................   31
      7.1     Indebtedness ...............................................   31
      7.2     Limitation on Liens ........................................   32
      7.3     Investments; Acquisitions; Loans; Advances .................   32
      7.4     Sales ......................................................   34
      7.5     Restricted Payments ........................................   34
      7.6     Transactions with Affiliates ...............................   35
      7.7     Fiscal Year ................................................   35
      7.8     Formation of Subsidiaries ..................................   35
      7.9     Nature of Business .........................................   35
      7.10    No Restrictions ............................................   35
      7.11    Capital Stock of Subsidiaries ..............................   35

                                       ii

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
         7.12  Financial Covenants .......................................    35
         7.13  Capital Expenditures ......................................    37
         7.14  Use of Proceeds ...........................................    37

VIII.    EVENTS OF DEFAULT AND REMEDIES THEREFOR .........................    37
         8.1   Events of Default .........................................    37
         8.2   Remedies of Holders upon Occurrence of Event of Default ...    39
         8.3   Annulment of Acceleration .................................    39
         8.4   Remedies ..................................................    40
         8.5   Conduct No Waiver .........................................    40
         8.6   Rights Regarding Collateral ...............................    40

IX.   BOARD OF DIRECTORS MATTERS .........................................    40
         9.1   Right to Designate Directors ..............................    40
         9.2   Observation Rights ........................................    41
         9.3   Indemnification and Insurance .............................    42

X. REGISTRATION, TRANSFER AND REPLACEMENT OF SENIOR NOTES ................    42
         10.1  Senior Note Register ......................................    42
         10.2  Issuance of New Senior Note upon Exchange or Transfer .....    42
         10.3  Replacement of Senior Note ................................    43
         10.4  Legend ....................................................    43

XI.INTERPRETATION OF AGREEMENT ...........................................    44
         11.1  Certain Terms Defined .....................................    44
         11.2  Accounting Terms and Definitions ..........................    53
         11.3  References ................................................    53
         11.4  Other Interpretive Provisions .............................    53

XII.  MISCELLANEOUS ......................................................    54
         12.1  Survival of Representations and Warranties ................    54
         12.2  Expenses ..................................................    54
         12.3  Notices ...................................................    54
         12.4  Indemnification ...........................................    55
         12.5  Assignment, Sale of Interest ..............................    55
         12.6  Successors and Assigns ....................................    56
         12.7  Publicity .................................................    56
         12.8  Headings ..................................................    56
         12.9  Counterparts ..............................................    56
         12.10 Governing Law .............................................    56
         12.11 Jurisdiction ..............................................    56
         12.12 Severability ..............................................    56
         12.13 Entire Agreement ..........................................    57
         12.14 Interpretation ............................................    57
         12.15 Exhibits and Schedules ....................................    57

                   SENIOR NOTE AND WARRANT PURCHASE AGREEMENT

         This SENIOR NOTE AND WARRANT PURCHASE AGREEMENT (this "Agreement"), dated as of May 29, 2002, is by and among Cardiac Science, Inc., a Delaware corporation (the "Company") and those purchasers whose names are listed on the signature pages hereto ("Purchasers"). Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 11.1.

         To induce Purchasers to purchase the Senior Notes and the Warrants from the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

I.       DESCRIPTION OF SENIOR NOTES AND WARRANTS

         1.1 Description of Senior Notes. The Company will authorize the issuance and sale of its senior notes (the "Senior Notes") Senior Notes which shall be dated the Closing Date, shall be in the original principal amount of $50,000,000 and shall bear interest at a fixed rate of 6.9% per annum; provided, however, that upon the occurrence of any Event of Default, and during the continuation thereof, the unpaid principal amount of the Senior Notes shall bear interest at a fixed rate of 10.9% per annum. Interest on the Senior Notes shall be computed on the basis of the actual number of days elapsed over a 360-day year (which year shall be deemed to consist of 12 months, each of which shall be deemed to consist of 30 days). The Senior Notes shall be substantially in the form attached hereto as Exhibit A. The Senior Notes shall be issued by the Company in the names of Purchasers as set forth on Annex I hereto, in principal amounts specified opposite each Purchaser's name on such annex.

         1.2 Security. The Senior Notes will be secured by the Security Agreement, which shall be executed by the Company in favor of Purchasers.

         1.3 Description of the Warrants. The Company will authorize the issuance and sale of warrants (the "Warrants") to purchase, on the terms and subject to the conditions thereof, (i) an aggregate of 10,000,000 shares of Common Stock at an exercise price of $3.00 per share and (ii) an aggregate of 3,000,000 shares of Common Stock at an exercise price of $4.00 per share. The Warrants shall be substantially in the form attached hereto as Exhibit B. The Warrants shall be issued by the Company in the names of Purchasers as set forth on Annex I hereto, in the denominations specified opposite each Purchaser's name on such annex. The Warrants, in the aggregate, shall not be exercisable into more than 438,599 additional shares of Common Stock (subject to adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) as a result of the anti-dilution provisions set forth in
Section 4(f) therein.

         1.4 Closing. The closing of the sale and purchase of the Senior Notes and Warrants (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, at 10:00 a.m., local time, on May 30, 2002, or at such other time, place and date that the Company and Purchasers may agree in writing (the "Closing Date"). Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, on the Closing Date the Company shall deliver to the Purchasers the Senior Notes and the Warrants duly executed by the Company against delivery by the Purchasers to the Company of the aggregate purchase price of $50,000,000 (the "Purchase Price") by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing. Each Purchaser shall pay a portion of the Purchase Price equal to the principal amount of the Senior Notes to be acquired by such Purchaser.

         1.5 Closing Fee. The Company shall pay to Purchasers or their designee a closing fee of $1,500,000 (i.e., 3.0% of the Purchase Price) (the "Closing Fee") in immediately available funds, on the Closing Date, which Closing Fee shall be deemed fully earned and nonrefundable on the Closing Date. Purchasers may, at their option, deduct the amount of the Closing Fee from the Purchase Price.

         1.6 Use of Proceeds. The proceeds from the sale of the Senior Notes and the Warrants shall be used (a) to repay the Senior Secured Promissory Notes of the Company issued pursuant to an Indenture, dated September 26, 2001, between the Company and BNY Western Trust Company, (b) for general corporate and working capital purposes and (c) to pay the fees, costs and expenses payable pursuant to this Agreement and the other Transaction Costs.

         1.7 Allocation of Purchase Price. The Company shall allocate the Purchase Price paid by the Purchasers in connection with the purchase of the Senior Notes and the issuance of the Warrants in the manner and in the amounts reasonably requested by the Purchasers and reasonably acceptable to the Company. The parties agree to follow this allocation for all Tax purposes.

II.      PAYMENT AND PREPAYMENT OF SENIOR NOTES

         2.1 Principal and Interest Payments. Principal and interest on the Senior Notes shall be due and payable in Dollars as follows:

             (a) Unless otherwise accelerated pursuant to the terms hereof, the entire unpaid principal amount of the Senior Notes shall be due and payable in cash on May 30, 2007.

             (b) (i) Subject to subsection (iii) of this Section 2.1(b), during the period commencing on the Closing Date and ending on the date immediately prior to the third anniversary thereof, accrued and unpaid interest on the Senior Notes calculated at the rate of 6.9% per annum, shall, at the option of the Company, (A) be due and payable in cash or
         (B) accrue and be paid in kind (i.e., such interest shall be capitalized when due and added to the principal balance of the Senior Notes), in each case, (y) quarterly in arrears on the last Business
         Day of each March, June, September and December, commencing on June
         30, 2002 (each, an "Interest Payment Date") and (z) on the Termination Date.

                 (ii) Subject to subsection (iii) of this Section 2.1(b), from and after the third anniversary of the Closing Date, accrued and unpaid interest on the Senior Notes calculated at the rate of 6.9% per annum shall be due and payable in cash on (A) each Interest Payment Date and (B) the Termination Date.

                         (iii) Notwithstanding anything to the contrary set forth herein, upon the occurrence and during the continuance of an Event of Default, accrued and unpaid interest on the Senior Notes shall be calculated at the rate of 10.9% per annum and shall be due and payable in cash on (A) each Interest Payment Date and (B) the Termination Date.

          2.2 Optional Prepayments. At the Company's option, upon notice given as provided below, the Company may, at any time and from time to time, prepay all or any part of the principal amount of the Senior Notes, by payment to the Holders of an amount equal to (a) the principal amount to be prepaid, plus (b) any accrued and unpaid interest on the principal amount so prepaid. Each partial prepayment under this Section 2.2 shall be in an aggregate principal amount of not less than $1,000,000 or, if greater than $1,000,000, then in integral multiples of $500,000. Each prepayment under this Section 2.2 shall be applied first to accrued and unpaid interest on the principal amount so prepaid, second to principal, and third to any expenses and/or damages to which the Holders are entitled. The Company shall give notice of any optional prepayment to the Holders not less than 10 days before the date for prepayment, specifying in each such notice the date upon which such prepayment is to be made and the principal amount to be prepaid (together with accrued and unpaid interest, if any, thereon) on such date. Notice of prepayment having been so given, the applicable prepayment amount shall become due and payable on the specified prepayment date. The Company shall have no right to prepay the Senior Notes except as provided in this Section 2.2 or in Section 2.3.

          2.3 Mandatory Prepayments. Notwithstanding anything to the contrary set forth in Section 2.2 hereof, if, after the Closing Date, a Change of Control occurs, the Company shall offer to prepay the outstanding principal amount of the Senior Notes, by payment to the Holders of an amount equal to (a) the principal amount to be prepaid, plus (b) any accrued and unpaid interest on the principal amount so prepaid, plus (c) a premium equal to the product of the applicable Premium Percentage multiplied by the principal amount (which amount shall include interest added to the principal balance of the Senior Notes pursuant to Section 2.1(b)(i) hereof) of the Senior Notes so prepaid. Any prepayment under this Section 2.3 shall be applied first to accrued interest, second to principal, and third to any expenses and/or damages for which Purchasers may be entitled. The Company shall give each Holder notice of a Change of Control not later than 5 Business Days following the occurrence of a Change in Control, specifying in each such notice the date upon which such Change of Control occurred (or will occur), the material terms of the transaction giving rise to such Change of Control and the principal amount (together with accrued and unpaid interest, if any, thereon) that the Company is offering to prepay in compliance with this Section 2.3. If any Holder elects to demand prepayment following the occurrence of a Change of Control pursuant to this Section 2.3, all amounts that are required to be paid to such holder pursuant to this Section 2.3 shall be payable by the Company to such Holders within 30 days following the date on which demand therefor is made by such Holder, and shall bear interest until the date paid at the rate of interest then applicable under Section 1.1.

          2.4 Direct Payment. The Company will pay all sums becoming due hereunder to any Holder by wire transfer in U.S. Dollars of Federal Reserve Funds or other immediately available funds, to the account specified for such Holder on Annex I, or in such other form or at such other address as such Holder shall have designated by written notice to the Company at least five Business Days prior to the date of any payment, in each case without presentment and without notations being made thereon. All payments by the Company shall be made without set-off or counterclaim. Any wire transfer to Purchasers shall identify such payment as "Cardiac Science, Inc. Senior Notes" and shall identify the payment as principal, premium, interest and/or reimbursement of costs and expenses, together with the applicable date or period to which it relates.

          2.5 Payments Payable on Business Days. Payments of all amounts due shall be made on a Business Day. Any payment due on a day that is not a Business Day shall be made on the next Business Day, together with all interest (if any) accrued in the interim.

          2.6 Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to pay, and no Holder shall be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or otherwise contracted for, taken, reserved, charged or received, then in such event: (a) the provisions of this
Section 2.6 shall govern and control; (b) the Company shall not be obligated to pay any Excess Interest; (c) any Excess Interest that the Holders may have contracted for, taken, reserved, charged or received hereunder shall be, at the Holders' option, (i) applied as a credit against the outstanding principal balance of the Senior Notes or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (ii) refunded to the payor thereof, or (iii) any combination of the foregoing; (d) the interest provided for shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the Other Agreements shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (e) the Company shall have no action against the Holders for any damages arising due to any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Senior Notes is calculated at the Maximum Rate rather than the applicable rate under this Agreement and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Senior Notes shall remain at the Maximum Rate until the Holders shall have received the amount of interest which the Holders would have received during such period on such Senior Notes had the rate of interest not been limited to the Maximum Rate during such period. All sums paid or agreed to be paid hereunder for the use, forbearance or detention of sums due shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated and spread throughout the full term of the Senior Notes until payment in full so that the rate or amounts of interest on account of the Senior Notes does not exceed the Maximum Rate. The terms of this Section 2.9 shall be deemed incorporated into each Other Agreement and any other document or instrument directed to the Company by any Holder, whether or not specific reference to this
Section 2.9 is made.

III.      REPRESENTATIONS AND WARRANTIES OF PURCHASERS

          3.1 Representations and Warranties of Purchaser. Each Purchaser, severally and not jointly, represents and warrants to the Company as follows:

               (a) Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

               (b) Such Purchaser has the right, power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the Other Agreements to which it is a party and its directors, members, managers, officers or agents executing and delivering this Agreement are duly authorized to do so. This Agreement and the Other Agreements to which such Purchaser is a party have been duly and validly executed and delivered and constitute the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

               (c) The execution, delivery and performance by such Purchaser of this Agreement and the Other Agreements to which it is a party will not violate the organizational documents of such Purchaser.

               (d) The execution, delivery and performance by such Purchaser of this Agreement and the Other Agreements to which it is a party have been or prior to the consummation of such transactions will be duly authorized by all requisite organizational action on the part of such Purchaser and do not and will not violate, contravene or constitute a default under any law or any order of any court, governmental authority or arbitrator.

               (e) No authorization, approval or consent of, and no filing or registration with, any court, governmental authority or third Person is or will be necessary for the execution, delivery or performance by such Purchaser of this Agreement and the Other Agreements to which it is a party or the validity or enforceability thereof, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

               (f) Such Purchaser (i) is an "accredited investor," as that term is defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase of the Senior Notes and Warrants from the Company and the suitability thereof for such Purchaser.

               (g) Such Purchaser is acquiring the Senior Notes and the Warrants for investment for its own account and not with a view to, or resale in connection with, any distribution thereof in violation of applicable securities laws.

               (h) Such Purchaser understands that the Senior Notes and the Warrants have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions thereof or if an exemption from registration is available. The Senior Notes and Warrants will bear the appropriate legends referencing restrictions on transfer and will not be offered, sold or transferred in the absence of registration or exemption under applicable securities laws.

IV.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         To induce Purchasers to enter into this Agreement, the Company represents and warrants to Purchasers that the following statements are true, correct and complete:

         4.1 Organization and Qualification. The Company is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Delaware and has full and adequate corporate power and authority to own its Property and conduct its business as now conducted. The Company is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

         4.2   Capitalization; Listing.

               (a) The authorized capital stock of the Company consists of
(i) 100,000,000 shares of common stock, par value $.001 ("Common Stock"), of which 67,193,001 shares are issued and outstanding as of the date hereof, no shares are held in the treasury of the Company, 9,005,500 shares are reserved for issuance pursuant to the Company's option plans, and 1,091,101 shares are reserved for issuance upon exercise of warrants issued by the Company (including the Warrants); and (ii) 1,000,000 shares of preferred stock, of which no shares are issued and outstanding.

               (b) There are outstanding, under the Company option plans, options to purchase an aggregate of 9,005,500 shares of Common Stock, and there are outstanding warrants issued by the Company (including the Warrants) to purchase an aggregate of 1,091,101 shares of Common Stock, all as set forth on
Schedule 4.2(b), which Schedule identifies the terms of such options and warrants, including, without limitation, the time and price at which such options and warrants may be exercised, converted or exchanged to acquire Common Stock. Other than the options and warrants disclosed on Schedule 4.2(b), no Person owns, of record or beneficially, any rights to acquire capital stock of the Company, whether pursuant to the exercise of warrants, conversion of securities, exercise of stock options or otherwise.

               (c) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this

Section 4.2 and except for changes since the date hereof resulting from the exercise of options or warrants outstanding on such date, there are outstanding
(i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Sections 4.2(a) and (b) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or pay any dividend or make any other distribution in respect thereof.

                  (d) Except as set forth in Schedule 4.2(d), there are no outstanding obligations of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, other than to the Company's Subsidiaries in the ordinary course of business consistent with past practice.

                  (e) Except as set forth in Schedule 4.2(e), there are no voting trusts or other agreements or understandings with respect to the capital stock of the Company or the Subsidiaries. Neither the Company nor any Subsidiary granted (nor is a party to any agreement granting) preemptive rights to any Person with respect to any class of its capital stock.

                  (f) The Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and is listed on The Nasdaq National Market (the "Nasdaq Stock Market"), and the Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Stock Market.

          4.3 Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. As of the date hereof, Schedule 4.3 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and/or the other Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 4.3 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens other than Permitted Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

     4.4 SEC Filings. The Company has filed with the United States Securities and Exchange Commission (the "SEC") all forms, reports, definitive proxy statements, schedules and registration statements (the "SEC Reports") required to be filed by it with the SEC since January 1, 1997. No Subsidiary is required to file any report, form or document with the SEC pursuant to the Exchange Act or the Securities Act. As of their respective filing dates or, if amended, as of the date of the last amendment, none of the SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The SEC Reports (including, without limitation, any financial statements and schedules included therein) when filed complied in all material respects with applicable requirements of the Securities Act and the Exchange Act. As of the date hereof, except as set forth in Schedule 4.4, there are no amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments, which have not yet been filed with the SEC but which are or will be required to be filed by the Company.

     4.5 Authority and Validity of Obligations. The Company has full right and authority to enter into this Agreement and the Other Agreements executed by it, to issue the Senior Notes and to perform all of its obligations hereunder and under the Other Agreements executed by it. Each Subsidiary has full right and authority to enter into the Other Agreements executed by it, to guarantee the obligations of the Company under the Senior Notes and to perform all of its obligations under the Other Agreements executed by it. This Agreement and the Other Agreements delivered by the Company and by each Subsidiary have been duly authorized, executed and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the Other Agreements do not, nor does the performance or observance by the Company or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Company or any Subsidiary or any provision of the charter, articles of incorporation or by-laws, articles of association or operating agreement, partnership agreement, or other consistent document of the Company or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Company or any Subsidiary or any of their Properties, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Company or any Subsidiary other than the Permitted Liens.

     4.6 Use of Proceeds. The Company shall use the proceeds from the sale of the Senior Notes in accordance with Section 1.6.

     4.7 Financial Statements. The audited consolidated financial statements and unaudited interim financial statements included in the SEC Reports (including any related notes and schedules) (collectively, the "Financial Statements") comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis by the Company during the periods involved, except as otherwise described in the notes thereto and, in the case of the unaudited interim financial statements, subject to usual and recurring year-end adjustments that have not been and are not expected to be material in amount. The Financial Statements fairly present in all material respects the financial position of the Company and its Subsidiaries taken as a whole as of the date set forth on each of such Financial Statements and the results of operations of the Company and its Subsidiaries for the periods indicated. Except as set forth in
Schedule 4.7 and except as set forth in the SEC Reports filed and publicly available and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the most recent Financial Statements included in the SEC Reports filed and publicly available prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, including, without limitation, any liabilities arising or required to be accrued as a result of the consummation of the transactions contemplated hereby.

     4.8 Absence of Certain Changes or Events. Since December 31, 2001, there has not been, nor does the Company have reason to know of, any development (including consummation of the transactions contemplated hereby) or threatened development of a nature which may cause a Material Adverse Effect. Except as specifically set forth in Schedule 4.8, since the date of the most recent Financial Statements included in the SEC Reports filed and publicly available prior to the date hereof, the Company and each Subsidiary has conducted its business only in the ordinary course, consistent with past practice.

     4.9 Full Disclosure. The written statements and written information furnished to Purchasers in connection with the negotiation of this Agreement and the Other Agreements, as supplemented from time to time prior to the Closing Date and taken as a whole, do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading in light of circumstances existing at the time made, Purchasers acknowledging that as to any projections furnished to Purchasers, the Company only represents that the same were prepared on the basis of information and estimates the Company believed at the time to be reasonable (it being recognized that projections are not to be viewed as fact and that actual results may differ from projected results). As of their respective dates, no written correspondence between the Company and the United States Food and Drug Administration (the "FDA") respecting the Company's clinical trials or marketing submissions provided by or on behalf of the Company to Purchasers contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they were made, not misleading.

     4.10 Intellectual Property. Schedule 4.10 sets forth an accurate and complete list of all United States and foreign Patents, Trademarks, Trade Names, domain name registrations (to the

Company's Knowledge), and registered copyrights (a) licensed to or from any third party by the Company or any Subsidiary as described thereon (other than "shrink-wrap" software licensed to the Company or any Subsidiary), or (b) assigned to, owned by, registered or applied for by, or in the name of, the Company or any Subsidiary. Except as expressly set forth in Schedule 4.10, the Company and the Subsidiaries own, on an exclusive basis, free and clear of all Liens or any other claims, including, without limitation, any claim of ownership or other right by any inventor on any Patent, all of the Intellectual Property, including the Intellectual Property identified in Schedule 4.10. Except as expressly set forth in Schedule 4.10, all assignments of Intellectual Property that the Company or any of its Subsidiaries owns, and all change of name documents relating to said Intellectual Property, have been duly recorded with the appropriate government patent and trademark office, including, but not limited to, the United States Patent and Trademark Office, copyright office, and domain name registry. Except as expressly set forth in Schedule 4.10, neither the Company nor any Subsidiary pays or receives any royalty from anyone with respect to any of the Intellectual Property nor has the Company nor any Subsidiary licensed anyone to use any of the Intellectual Property. All rights of the Company and the Subsidiaries in and to the Intellectual Property will be unaffected by the transactions contemplated by this Agreement and the Other Agreements. Except as expressly set forth in Schedule 4.10, neither the Company nor any Subsidiary has given or received any notice of any pending conflict with, or infringement of the rights of others with respect to, any Intellectual Property or with respect to any license of the Intellectual Property. Except as expressly set forth in Schedule 4.10, neither the Company nor any Subsidiary is subject to any Judgment, nor has it entered into or is a party to any contract, agreement or understanding which restricts or impairs the use of any Intellectual Property. To the Company's Knowledge, (i) no Intellectual Property owned, used or under development by the Company or any Subsidiary, and no services or Products sold by the Company or any Subsidiary, conflict with or infringe upon any Intellectual Property of any third party (ii) neither the Company nor any Subsidiary is infringing the rights of any Intellectual Property owned by any third party and (iii) none of the activities presently being conducted or planned to be conducted by the Company or any Subsidiary is infringing or will infringe the Intellectual Property rights of any third party. Neither the Company nor any Subsidiary has entered into any consent, indemnification, forbearance to sue or settlement agreement with respect to Intellectual Property and no claims have been asserted by any Person with respect to the validity or enforceability of, or the Company's or any Subsidiary's ownership of or right to use, the Intellectual Property and, to the Company's Knowledge, there is no basis for any such claim. The items of Intellectual Property listed or required to be listed on Schedule 4.10 are valid, have not lapsed, are enforceable, and have been properly maintained, and no application, patent or registration relating thereto has lapsed, expired or been abandoned or canceled or is the subject of cancellation or other adversarial proceeding, and all pending applications are in good standing and not opposed. Except as set forth in Schedule 4.10, no Person is infringing on or violating the Intellectual Property. The Intellectual Property is sufficient in all respects to permit the continued lawful conduct of the business of the Company and its Subsidiaries in the manner now conducted. Other than as set forth in Schedule 4.10, to the Company's Knowledge, no facts exist which could give rise to a claim by any Person relating to the ownership, licensing, infringement, validity, enforceability, or use of Intellectual Property.

         4.11  Compliance with Laws; Hazardous Substances.

               (a) Each of the Company and the Subsidiaries is not and has not been in violation of, and the business of the Company and its Subsidiaries has been and is being conducted in accordance with, all federal, state, municipal, foreign and other laws, regulations, orders and other legal requirements (including common law) applicable thereto (collectively, "Rules"), the failure to comply with which could, individually or in the aggregate, have a Material Adverse Effect, and neither the Company nor any Subsidiary is in default with respect to any Judgment of any Governmental Authority or arbitrator.

               (b)   Without limiting Section 4.11(a) hereof:


                  (i) Each of Company and the Subsidiaries has been at all times and is in compliance with the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Clean Air Act, as amended, and all other Rules relating to pollution or protection of public health, welfare and the environment, including laws relating to emissions, discharges, disposal practices, releases or threatened releases of toxic or hazardous substances or hazardous wastes, including asbestos and polychlorinated biphenyls, or other pollutants, contaminants, petroleum products or chemicals (collectively, "Hazardous Substances") into the environment (including ambient air, indoor air, surface water, ground water, land surface or sub-surface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively the "Environmental Laws").

                  (ii) Except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect, each of the Company and the Subsidiaries has obtained and is in compliance with all licenses and permits that it is required to obtain and maintain with respect to the operation of the business of the Company and its Subsidiaries under the Environmental Laws, all of which are in full force and effect and are listed in
               Schedule 4.11(b), including those which are required (A) to operate or install any equipment, and (B) to generate, store, handle, transport, discharge, emit or dispose of Hazardous Substances used or generated by the Company or its Subsidiaries.

                  (iii) There are no polychlorinated biphenyls or asbestos
               generated, treated, stored, disposed of, or otherwise deposited in or located on any of the Real Property and there are no above ground or underground storage tanks located on any of the Real Property.

                  (iv) There has been no "release" pursuant to the Environmental Laws, including 42 U.S.C. Section 9603(a) or 40 C.F.R. Section 264, Subpart F or, from or under any of the Real Property or any other property from which the business of the Company or its Subsidiaries has been or is being conducted.

                  (v) To the Company's Knowledge, neither the Company nor any of its Subsidiaries has any potential liability with respect to the cleanup of any site at which Hazardous Substances have been generated, treated, stored, discharged, emitted or disposed of, and there are no past or present events, conditions or circumstances which may result in a liability pursuant to Environmental Laws or interfere with or prevent compliance or continued compliance by the Company and its Subsidiaries with applicable Environmental Laws.

                  (vi) All environmental assessment or impact reports on the Real Property done for or on behalf of or received by the Company or any Subsidiary within the last five years of the date of this Agreement that are within the possession of the Company were provided to Purchasers.

         4.12 Taxes. The Company and each Subsidiary has accurately prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes relating or attributable to the Company or its Subsidiaries or their operations and such Returns are accurate and complete in all material respects and have been completed in accordance with all Rules. The Company and each Subsidiary has timely paid all Taxes required to be paid with respect to such Returns and has withheld with respect to its employees all federal and state income taxes, required to be withheld by it under the Federal Insurance Contributions Act, as amended, the Federal Unemployment Tax Act, as amended, and other Taxes it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party and remitted the same to the applicable Governmental Authority. The accruals for Taxes on the books and records of the Company and its Subsidiaries are sufficient to discharge the Taxes for all periods (or the portion of any period) ending on or prior to the Closing Date. No Company or Subsidiary has been delinquent in the payment of any Tax, there is no Tax deficiency outstanding, proposed or assessed against any Company or such Subsidiary, nor has the Company or any Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Since January 1, 1995, neither the Company's nor any Subsidiary's Tax Returns have ever been audited and no audit or other examination of any Return of the Company or any Subsidiary is presently in progress nor has the Company or any Subsidiary received notice from a Governmental Authority indicating an intent to open any such audit or other examination. Neither the Company nor any Subsidiary has knowledge of any basis for the assertion of any claim which, if adversely determined, would result in Liens on the assets of any Company relating to Taxes.

         4.13  Agreements, Contracts and Commitments. Except as set forth on
Schedule 4.13, neither the Company nor any Subsidiary is a party or bound by:

               (a) any employment or consulting agreement, contract or commitment with any officer (including, without limitation, any vice president)or member of the Company's or any Subsidiary's Board of Directors;

               (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Other Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (c) any agreement of indemnification or guaranty other than indemnification agreements between the Company and its Subsidiaries and any of their officers or directors;

                  (d) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or its Subsidiaries to engage in any line of business or compete with any Person or granting any exclusive distribution rights;

                  (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

                  (f)   any joint marketing or development agreement;

                  (g) any agreement, contract or commitment currently in force to provide or receive source code for any product, service or technology except for maintenance purposes;

                  (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any product, service or technology provided by the Company or its Subsidiaries;

                  (i) any supply agreement involving an aggregate amount of $250,000 or more;

                  (j) any distribution agreement involving an aggregate amount of $250,000 or more;

                  (k) any agreement relating to the acquisition, transfer, development, sharing or license of any asset;

                  (l) any agreement that contemplates or involves (i) the payment or delivery of cash or other consideration on or after the date hereof having a value in excess of $250,000 in the aggregate or (ii) the performance of services on or after the date hereof having a value in excess of $250,000 in the aggregate;

                  (m) (i) any agreement to which any United States federal or foreign Governmental Authority is a party or has any rights or obligations, other than purchase orders issued in the ordinary course of business or (ii) under which any Governmental Authority has any non-standard indemnity or audit obligations; and

                  (n) any other agreement, not otherwise identified in clauses "(a)" through "(m)", if the Company's performance or breach of such agreement could reasonably be expected to have a Material Adverse Effect.

                  Neither the Company nor any Subsidiary, nor to the Company's Knowledge, any other party to a Material Contract, has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its Subsidiaries are parties or by which they are bound of the type described in clauses (a) through
(n) above (any such agreement, contract or commitment, a "Material Contract") in such a manner as would permit any other party to cancel or terminate any such Material Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

         4.14     Employee Benefit Plans.

                  (a) Except as set forth on Schedule 4.14(a), neither the Company nor any Subsidiary maintains or contributes to, or has any obligation to maintain or contribute to, or has any direct or indirect liability, whether contingent or otherwise, with respect to, any plan, program, arrangement, agreement or commitment which is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan, program, arrangement, agreement or commitment, whether oral or written, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA and all similar plans maintained outside the United States and not required by applicable law (the arrangements set forth on Schedule 4.14(a) being referred to herein as the "Company Plans").

                  (b) With respect to each Company Plan, the Company has delivered, or made available, to Purchasers a current, accurate and complete copy (or, to the extent no such copy exists, an accurate written description in English) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination letter, if applicable; (iii) any summary plan description and other written communication (or a description of any oral communications) by the Company or any Subsidiary to their respective employees concerning the benefits provided under the Company Plan; and (iv) for the three most recent years, the Form 5500 and attached schedules, audited financial statements, actuarial valuation reports and any attorney's response to any auditor's request for information.

                  (c) Neither the Company, any Subsidiary nor any member of a Controlled Group maintains or contributes to, or has within the preceding six years maintained or contributed to, or has had during such period the obligation to maintain or contribute to, or may have any liability with respect to, whether contingent or otherwise, with respect to any plan or arrangement subject to Title IV of ERISA or Section 412 of the Code or any "multiple employer plan" within the meaning of the Code or ERISA. Neither the Company, any Subsidiary nor any member of a Controlled Group has at any time contributed to a "multiemployer plan" (as defined in Section 3(37) of ERISA.

                  (d) No claim with respect to any Company Plan (other than routine claims for benefits) is pending.

                  (e) Except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan has been established and maintained in compliance with its terms and the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

                  (f) All required contributions (including all employer contributions and employee salary reduction contributions) to each Company Plan have been paid to such Company Plan or properly accrued on the Company's financial statements.

                  (g) Each Company Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption and each trust created under any such Company Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

                  (h) To the Company's Knowledge, no event has occurred in connection with which the Company, any Subsidiary or any Company Plan, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Company Plan, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Company or any Subsidiary has agreed to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirement of, any such statute, regulation or order.

                  (i) Neither the Company nor any Subsidiary has any obligations to provide or any direct or indirect liability, whether contingent or otherwise, with respect to the provision of health or death benefits to or in respect of any former employee, except as may be required pursuant to Section 4980B of the Code or other applicable law.

                  (j) The consummation of the transactions contemplated by this Agreement and the Other Agreements will not (i) accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee of the Company or any Subsidiary; (ii) reasonably be expected to result in any "excess parachute payment" under section 280G of the Code; or (iii) result in any liability to any present or former employee of the Company or any Subsidiary. The consummation of any transaction entered into by the Company or any of its Subsidiaries during the preceding two years did not result in any "excess parachute payment" under section 280G of the Code.

                  (k) There are no unfunded obligations under any Company Plan which are not fully reflected on the Financial Statements in accordance with GAAP. The Company has no liability, whether absolute or contingent, including any obligations under any Company Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee.

         4.15 Governmental Authority and Licensing. The Company and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, local, and foreign Governmental Authorities necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit, or approval is pending or, to the Company's Knowledge, threatened.

         4.16 FDA Approval. Except as expressly set forth in Schedule 4.16, to the Company's Knowledge, (i) no Governmental Authority, including, but not limited to, the FDA, will ultimately prohibit the marketing, sale, distribution, license or use in the United States or elsewhere of any product that is produced or marketed, or is proposed to be developed, produced or marketed by the Company or its Subsidiaries or with third parties (each, a "Product"), (ii) the FDA has not prohibited any product or process from being marketed or used in the United States which product or process is substantially similar to any Product in function or composition, and (iii) neither the Company nor any Subsidiary has reason to believe that the FDA will ultimately restrict the current intended use of any Product. Except as expressly set forth in Schedule 4.16, (i) neither the Company nor any Subsidiary has any Product on clinical hold or for which the FDA or an institutional review board ("IRB") has withdrawn approval for a clinical investigation or, to the Company's Knowledge, any reason to expect that any Product is reasonably likely to be placed on clinical hold or have approval for an investigation be withdrawn or suspended by the FDA or IRB, (ii) none of the Company or its Subsidiaries or, to the Company's Knowledge, its employees or agents, has ever been sanctioned, formally or otherwise, by the FDA, including, but not limited to, implementation of the FDA integrity policy, (iii) there has not been any suspensions or debarments by the FDA or other federal departments and state regulatory bodies against the Company or its Subsidiaries, or to the Company's Knowledge, any current or former employee of the Company, or to Company's Knowledge, any current or former clinical investigator participating in clinical investigations of any Product of the Company or its Subsidiaries, and (iv) the Company has made available to Purchasers all submissions to the FDA and the FDA responses (and other material correspondence received from or submitted to the FDA), including, but not limited to, all FDA warning letters, regulatory letters, notice of adverse finding letters, and untitled compliance letters and the relevant responses, received by the Company, any Subsidiary or any agent thereof relative to the development, marketing or distribution of its Products

         4.17  Good Title; Real Property.

               (a) The Company and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the balance sheet set forth in the most recent Financial Statements included in the SEC Reports filed and publicly available prior to the date hereof (except for sales of assets in the ordinary course of business or in accordance with this Agreement), subject to no Liens other than Permitted Liens.

               (b) Schedule 4.17 sets forth a complete list and location of all of the real property owned by the Company or its Subsidiaries (the "Real Estate"). The Company or the relevant Subsidiary, as applicable, holds fee simple title to the Real Estate. True and complete copies of (i) all deeds, title insurance policies and surveys relating to the Real Estate and (ii) all documents evidencing all Liens upon the Real Estate have been made available to Purchasers. Schedule 4.17 lists all real property leased, subleased or used by the Company or its Subsidiaries

(the "Leased Real Property"). The Real Estate and Leased Real Property constitutes all real property and improvements currently owned, leased or used by the by the Company or its Subsidiaries. The Company has have received no written notice of, and to the Company's Knowledge, there exists no, material non-compliance of the Real Estate and Leased Real Property with any applicable laws, including without limitation, all sanitation, fire, zoning and building laws and ordinances.

          4.18 Litigation. Except as expressly set forth in Schedule 4.18, there is no action, suit, proceeding, claim, arbitration or investigation pending, or to the Company's Knowledge threatened, against the Company or any Subsidiary, nor has the Company or any Subsidiary received any notice of assertion of any threatened or unasserted action, suit, proceeding, claim, arbitration or investigation against the Company or any Subsidiary that, if resolved adversely to the Company or Subsidiary in question, would be likely to have a Material Adverse Effect in terms of monetary, injunctive or other relief granted against the Company or its Subsidiary. Except as expressly set forth in Schedule 4.18, to the Company's Knowledge there is no basis for any action, suit, proceeding, claim, arbitration or proceeding of the type described in the preceding sentence.

          4.19 Product Liability and Recalls.

               (a) Except as disclosed in Schedule 4.19, to the Company's Knowledge there is no action, suit, proceeding, claim, arbitration or investigation against the Company, any of its Subsidiaries, or any of their customers, based on any claim for injury to person or damage to property resulting in whole or in part from the sale, use or performance of any Product of, or the performance of any service provided by, the Company or its Subsidiaries, including, without limitation, any action, suit, proceeding, claim, arbitration or investigation arising out of the allegedly defective, unsafe or ineffective manufacture, design, warnings, performance or other similar characteristics of the Products or services of the Company or its Subsidiaries.

               (b) There is no pending or, to the Company's Knowledge, threatened recall or investigation of any Product sold by the Company (other than the T8 recall).

               (c) Neither the Company nor any of its Subsidiaries has any present intent, plan, artifice, scheme or strategy (whether partial or fully developed) to modify any of its Products in order to prevent a recall or investigation of such Products.

          4.20 Warranties. To the Company's Knowledge, all Products, and all services provided, by the Company or any Subsidiary have complied, and are in compliance, in all material respects with all contractual requirements, warranties, representations or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory standards and specifications therefor or applicable thereto, including, to the extent applicable, FDA Good Manufacturing Practices.

          4.21 Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of the stockholders of the Company or any Subsidiary, or any other Person, is or will be necessary to the valid execution, delivery or performance by the Company or any Subsidiary of this Agreement or any Other Agreement, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

          4.22 Affiliate Transactions. Neither the Company nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

          4.23 Investment Company; Public Utility Holding Company. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          4.24 Solvency. Upon receiving the proceeds from the sale of the Senior Notes as contemplated in this Agreement, the Company and its Subsidiaries, taken as a whole, will be solvent, will be able to pay their debts as they become due, and, will have sufficient capital to carry on their business and all businesses in which they are about to engage.

          4.25 Labor and Employee Matters. Except as set forth in Schedule 4.25,
(i) neither the Company nor any Subsidiary is a party to or otherwise bound by any collective bargaining agreement or any other agreement with any labor organization applicable to employees of or Persons providing services to the Company or any Subsidiary (a "Labor Agreement"), and (ii) no current union representation questions involving employees or independent contractors of the Company or any Subsidiary are outstanding. There is no actual or, to the Company's Knowledge, threatened activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of the Company or any Subsidiary. During the past five years, neither the Company nor any Subsidiary has experienced any material work stoppage, and no labor dispute, grievance, slowdown, lockout, strike, work stoppage or other collective labor action is in effect, pending or, to Company's Knowledge, threatened against or affecting the business of the Company or the Subsidiaries. Neither the Company nor any Subsidiary has materially violated any provision of federal or state law or any governmental rule or regulation, or any order, decree, judgment arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees. There has been no mass lay-off, plant closure, employment loss or other event covered by the Worker Adjustment and Retraining Notification Act within the last year. During the past year, the Company has not terminated more than 30 employees at any single location (excluding any employees terminated for cause within the meaning of applicable law).

          4.26 Indebtedness. Neither the Company nor any of its Subsidiaries has any Indebtedness other than as set forth on Schedule 4.26 and (except for the transactions

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                                                                              19

contemplated by this Agreement and the Other Documents) neither the Company nor any Subsidiary has agreed to create or incur any additional or other Indebtedness.

          4.27 Brokers. Neither the Company nor any of its Subsidiaries is under any obligation to pay any broker's, finder's or agent's fee or commission in connection with the transactions referenced in or contemplated by this Agreement, in each case, except as set forth on Schedule 4.27.

          4.28 Insurance. The amount and types of insurance carried by each of the Company and its Subsidiaries, and the terms and conditions thereof, are substantially similar to the coverage maintained by companies in the same or similar business as the Company and its Subsidiaries, respectively and similarly situated, and include, without limitation, property and casualty insurance, products liability insurance, general liability insurance, business interruption insurance and other insurance in the amounts and of the types described in
Section 6.11 hereof.

          4.29 Minute Books. The minute books of the Company and the Subsidiaries, as previously made available to Purchasers, contain, in all material respects, complete and accurate records of all meetings of and corporate actions or written consents by the shareholders, Boards of Directors, and committees of the Boards of Directors of the Company and the Subsidiaries.

          4.30 First Priority Lien. Upon execution of the Security Agreement and the completion of the filings to be made by the Company pursuant thereto, and the repayment of the Senior Secured Promissory Notes of the Company issued pursuant to an Indenture, dated September 26, 2001 as referenced in Section 5.1(a)(iv) below, the Holders will have a first priority Lien on, and a security interest in, the Collateral, subject only to Permitted Liens.

V.        CONDITIONS PRECEDENT TO OBLIGATIONS

          5.1 Conditions Precedent to Obligations of Purchasers. Purchasers' obligations hereunder shall be subject to the satisfaction of the following conditions on or before the Closing Date (subject to any waiver of any such condition by Purchasers):

               (a) Documents. Purchasers shall have received the following, each in form and substance satisfactory to Purchasers:

                     (i) Senior Notes. The Senior Notes, duly issued by the Company in the names of Purchasers as set forth on Annex I hereto, in principal amounts specified opposite each Purchaser's name on such annex;

                     (ii) Warrants. The Warrants, duly issued by the Company in the names of Purchasers as set forth on Annex I hereto, in the denominations specified opposite each Purchaser's name on such annex;

                     (iii) This Agreement and Other Agreements. This Agreement
               and all Other Agreements (including the Registration Rights Agreement, the Security

               Agreement and the Guaranty executed by each Subsidiary of the Company), duly executed by the Company, if applicable;

                    (iv) Repayment of Senior Secured Promissory Notes. The Company shall have entered into a written agreement to repay the Senior Secured Promissory Notes of the Company issued pursuant to an Indenture, dated August 26, 2001, between the Company and BNY Western Trust, on terms reasonably acceptable to Purchasers, and shall have repaid such notes in full in accordance with the terms of such agreement on the Closing Date (it being agreed by the parties hereto that the repayment of such notes shall be deemed to have occurred simultaneously with the closing of the transactions contemplated hereby and in the Other Agreements);

                    (v) Opinions of Counsel. Purchasers shall have received the written legal opinion of Stradling Yocca Carlson & Rauth, counsel to the Company, relating to the transactions contemplated in form, scope and substance reasonably acceptable to Purchasers;

                    (vi) General Certificate of the Company's Secretary. A certificate of the Secretary of the Company together with true, correct and complete copies of the following:

                          (A) Certificate of Incorporation. The Certificate of Incorporation of the Company, including all amendments thereto, certified by the Secretary of State or appropriate authority of the jurisdiction of its incorporation and dated within 10 days prior to the Closing Date;

                          (B) Bylaws. The Bylaws of the Company, including all amendments thereto;

                          (C) Resolutions. The resolutions of the Board of Directors authorizing the execution, delivery and performance of this Agreement and the Other Agreement and authorizing the issuance of the Common Stock issuable upon the exercise of the Warrants;

                          (D) Existence and Good Standing Certificates. Certificates of the appropriate government officials of the jurisdiction of incorporation of the Company as to its existence and good standing, and certificates of the appropriate government officials in each jurisdiction where the Company does business and where failure to qualify as a foreign corporation could reasonably be expected to have a Material Adverse Effect, as to its good standing and due qualification to do business in such state or, if applicable, foreign jurisdiction, each dated within 10 days prior to the Closing Date; and

               (viii) General Certificate of each Subsidiary's Secretary. A certificate of the Secretary of each Subsidiary together with true, correct and complete copies of the following:

                       (A) Articles or Certificate of Incorporation. The
               Articles or Certificate of Incorporation (or analogous document) of such Subsidiary, including all amendments thereto, certified by the Secretary of State of the state of its incorporation or organization and dated within 10 days prior to the Closing Date;

                       (B) Bylaws. The Bylaws (or analogous document) of such
               Subsidiary, including all amendments thereto;

                       (C) Resolutions. The resolutions of the board of
               directors of such Subsidiary authorizing the execution, delivery and performance of the Guaranty to which such Subsidiary is a party; and

                       (D) Existence and Good Standing Certificates.
               Certificates of the appropriate government officials of the state of incorporation of such Subsidiary as to its existence and good standing, and certificates of the appropriate government officials in each state where such Subsidiary does business and where failure to qualify as a foreign corporation could reasonably be expected to have a Material Adverse Effect, as to its good standing and due qualification to do business in such state or, if applicable, foreign jurisdiction, each dated within 10 days prior to the Closing Date;

               (ix) Closing Certificate. A certificate executed on behalf of the Company by its Chief Financial Officer to the effect that (i) all representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (without duplication of any other applicable materiality qualification) as of the date hereof, and are true and correct in all material respects (without duplication of any other applicable materiality qualification) as of the time of the Closing, as if again made by the Company at such time; (ii) the Company has performed in all material respects all of its covenants under this Agreement to be performed by it on or prior to the Closing Date; and (iii) for the period from December 31, 2001 to the Closing Date, there shall have been no occurrence or event which has had or could reasonably be expected to have a Material Adverse Effect; and

               (ix) Additional Information, Other Documents and Agreements. Such other information, documents, agreements, commitments and undertakings as Purchasers or their counsel shall reasonably request.

          (b) No Material Adverse Effect. For the period from December 31, 2001 to the Closing Date, there shall have been no occurrence or event which has had or could reasonably be expected to have a Material Adverse Effect.

          (c) Fees. The Closing Fee, in the amount set forth in Section 1.5 hereof, shall be paid to Purchasers at the Closing. All other fees then payable pursuant to this Agreement which are due on the Closing Date (including the fees, expenses and disbursements of Purchasers' counsel, accountants and other advisers that have been billed at least one Business Day prior to the Closing Date) shall be paid to Purchasers (or such counsel, as applicable) at the Closing.

          (d) Representations and Warranties. All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (without duplication of any other applicable materiality qualification) on the date hereof and on the Closing Date, as if again made by the Company on such date.

          (e) No Litigation; Consummation of Transactions. No injunction, preliminary injunction, or temporary restraining order shall be threatened or shall exist which prohibits or could reasonably be expected to prohibit the transactions contemplated herein or any other related transaction, and no litigation or similar proceeding (including, without limitation, any litigation or other proceeding seeking injunctive or similar relief) shall be threatened or shall exist with respect to the transactions contemplated herein, which could in the judgment of Purchasers reasonably be expected to have a Material Adverse Effect.

          (f) Compliance with this Agreement. The Company shall have performed and complied in all material respects with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

          (g) Issuance Permitted by Requirement of Laws. The issuance of the Senior Notes hereunder and the Warrants, and the consummation of the transactions contemplated hereby shall not be prohibited by any law or regulation or any order of any court, governmental authority or arbitrator.

          (h) Consents and Approvals. All consents, exemptions, authorizations or other actions by, notices to, or filings with, governmental authorities and other Persons required in connection with the execution, delivery or performance by the Company (or, if applicable, any Subsidiary) of this Agreement or the Other Agreements have been obtained and are in full force and effect.

          (i) Board of Directors Matters. One member of the Company's Board of Directors shall have resigned, and Ray E. Newton shall have been duly elected by the remaining directors to the Company's Board of Directors.

          (j) Environmental Investigation. The environmental investigation of the property leased by a Subsidiary of the Company located at 5420 Feltl Road, Minnetonka, Minnesota conducted on behalf of Purchasers shall not have uncovered, or led to the discovery of, any fact, circumstance, event or other matter, which, individually or in the aggregate, may result in a Material Adverse Effect.

     5.2 Conditions Precedent to Obligations of the Company. The Company's obligations hereunder shall be subject to the satisfaction of the following conditions on or before the Closing Date (subject to any waiver of any such condition by the Company):

          (a) Representations and Warranties. All representations and warranties of Purchasers contained in this Agreement and the Other Agreements shall be true and correct in all material respects (without duplication of any other applicable materiality qualification) on the Closing Date.

          (b) Compliance with this Agreement. Purchasers shall have performed and complied in all material respects with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by Purchasers on or before the Closing Date.

          (c) Consents and Approvals. All consents, exemptions, authorizations or other actions by, notices to, or filings with, governmental authorities and other Persons required in connection with the execution, delivery or performance by Purchasers have been obtained and are in full force and effect.

          (d) Closing Certificate. A certificate executed on behalf of each Purchaser by its authorized officer to the effect that (i) all representations and warranties of such Purchaser contained in this Agreement shall be true and correct in all material respects (without duplication of any other applicable materiality qualification) as of the date hereof, and are true and correct in all material respects (without duplication of any other applicable materiality qualification) as of the time of the Closing, as if again made by the Company at such time; and (ii) such Purchaser has performed in all material respects all of its covenants under this Agreement to be performed by it on or prior to the Closing Date.

VI.  AFFIRMATIVE COVENANTS

     The Company covenants and agrees that, from the date hereof and until the Senior Notes have been finally and irrevocably paid in full in accordance with the terms hereof and thereof:

     6.1  Financial Statements. The Company will furnish to each Purchaser:

          (a) As soon as available, and in any event within 90 days after the close of each Fiscal Year of the Company, a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the last day of the Fiscal Year then ended and the consolidated and consolidating statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the Fiscal Year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous Fiscal Year, accompanied in the case of the consolidated financial statements by an unqualified opinion of an independent public accounting firm of recognized national standing, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such Fiscal Year and the results of their operations and cash flows for the Fiscal Year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances.

          (b) As soon as available, and in any event within 30 days after the last day of each calendar month, a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the last day of such month and the consolidated and consolidating statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the month and for the Fiscal Year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Company reasonably acceptable to Purchasers, along with a monthly operating review, a monthly product sales backlog report, and a comparison of the actual results for such period to those originally budgeted by the Company and/or its Subsidiaries, all in reasonable detail, and all other available financial information relating to the Company or its Subsidiaries prepared for use by the Company's directors and /or officers.

          (c) Simultaneously with the delivery of financial information pursuant to Section 6.1(b) in respect of any month which is the last month of any Fiscal Quarter, an analysis (in reasonable detail) of variances between the results for the portion of the current Fiscal Year ended on the last day of such Fiscal Quarter and the corresponding period of the preceding Fiscal Year.

          (d) As soon as available, but in any event prior to the end of each Fiscal Year of the Company and its Subsidiaries, a copy of the Company's consolidated and consolidating annual budget or business plan for the following Fiscal Year approved by the Board of Directors and the board of directors of each of its Subsidiaries, including a projected consolidated and consolidating revenues, expenses and balance sheet, on a quarter-by-quarter/month-by-month basis, and any underlying assumptions, and, promptly during each Fiscal Year, all revisions thereto approved by the Board of Directors.

          (e) As soon as available (unless restricted by applicable professional standards), copies of all final reports, letters or other detailed information submitted to the Company and each of its Subsidiaries by its independent certified public accountants in connection with any significant aspect of the Company's or any Subsidiary's operations and financial affairs or each annual, interim or special audit of the financial statements of the Company and its Subsidiaries made by such accountants, including, without limitation, an executed copy of any management report (or if any such report is prepared but not executed, the final draft thereof), and the Company and each of its Subsidiaries agrees to obtain such a report in connection with each of the annual audits and, as soon as available and in any event within the period provided in Section 6.1(a) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

                  (f) As soon as possible after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of the Company or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to the Company or any Subsidiary, or its business; and

                  (h) Promptly after knowledge thereof shall have come to the attention of any responsible officer of the Company, written notice of
         (i) any threatened or pending litigation or governmental proceeding or labor controversy against the Company or any Subsidiary that, if resolved adversely to the Company or Subsidiary in question, would be likely to be material to the Company and its Subsidiaries, taken as a whole, in terms of monetary, injunctive or other relief granted against the Company or its Subsidiary or (ii) of the occurrence of an Event of Default hereunder.

         6.2 Certificates; Other Information. The Company will furnish to each Purchaser all of the following:

                  (a) Concurrently with the delivery of each of the financial statements referred to in Section 6.1(a) and Section 6.1(b), a certificate signed by the chief executive officer or another officer of the Company and of each of the Subsidiaries reasonably acceptable to Purchasers (i) stating that no Potential Default or Event of Default has occurred and is continuing or, if such officer has knowledge of a Potential Default or Event of Default, the nature thereof and specifying the steps taken or proposed to remedy such matter, (ii) showing in reasonable detail the calculations showing compliance with Sections 7.12 and 7.13, and (iii) stating that the financial statements attached have been prepared in accordance with GAAP and fairly and accurately present (subject to year-end audit adjustments, for the annual certificates) the financial condition and results of operations of the Company and each of its Subsidiaries at the date and for the period indicated therein.

                  (b) As soon as available, (i) a copy of each financial statement, report, notice or proxy statement sent by the Company to its security holders generally or by any Subsidiary of the Company to its security holders other than Company or another Subsidiary of Company,
         (ii) a copy of each regular, periodic or special report, registration statement, or prospectus filed by the Company or any Subsidiary with any securities exchange or the SEC or any successor agency, and (iii) copies of all press releases and other statements made available generally by the Company and each of its Subsidiaries to the public generally concerning material developments in the Company's or any Subsidiary's business.

                 (c) Such additional information concerning the Company or any Subsidiary as Purchasers may reasonably request.

         6.3 Books and Records; Accounting System. The Company and its Subsidiaries will keep (a) proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all Taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books from its earnings allowances against doubtful receivables, advances and investments and all other proper accruals (including, without limitation, by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied. The Company will maintain and will cause each of its Subsidiaries to maintain, a modern system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP.

         6.4 Financial Disclosure. Each of the Company and its Subsidiaries hereby irrevocably authorizes and directs its independent public accountants at any time during the term of this Agreement to exhibit and deliver to each Holder copies of any of the Company's or any of its Subsidiaries' financial statements, trial balances or other accounting records of any sort in the accountant's or auditor's possession, and to disclose to each Holder any information they may have concerning the Company's or any of its Subsidiaries' financial status and business operations.

         6.5 Disclosure of Material Matters. The Company will, and will cause each of its Subsidiaries to, immediately upon learning thereof, report to Purchasers (a) all matters materially affecting the value, enforceability or collectability of any material portion of its assets including, without limitation, changes to significant contracts, changes of significant equipment or real property, the reclamation or repossession of, or the return to the Company or any of its Subsidiaries of, a material amount of goods and material claims or disputes asserted by any customer or other obligor, in each case which matters could reasonably be expected to have a Material Adverse Effect, and (b) any material adverse change in the relationship between the Company and any of its suppliers or customers or its Subsidiaries and any of their respective suppliers or customers which could reasonably be expected to have a Material Adverse Effect.

         6.6 Performance of Obligations. The Company will, and will cause each of its Subsidiaries to, duly and punctually pay and perform its obligations under this Agreement and the Other Agreements to which it is a party (including, without limitation, Section 4.16 of the Security Agreement).

         6.7 Maintenance of Business. The Company shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 7.4 hereof. The Company shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights and other proprietary rights necessary to the proper conduct of its business where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         6.8 Maintenance of Properties. The Company shall, and shall cause each Subsidiary to, maintain, preserve and keep its property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except in each case to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person. The Company will, and will cause each of its Subsidiaries to, at all times maintain the Intellectual Property in full force and effect, and will defend and protect the Intellectual Property against all adverse claims, except to the extent that the failure to so maintain, defend or protect such Intellectual Property could not reasonably be expected to have a Material Adverse Effect.

         6.9 Payment of Taxes and Assessments. The Company shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, (a) all material Taxes, rates, assessments, fees and governmental charges upon or against it or its Property and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

         6.10 Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, local and foreign laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except where any such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in a Lien upon any Property.

         6.11 Insurance. The Company shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies with a general policyholder service rating of not less than A+ as rated in the most current available Best's Insurance Report, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Company shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, products liability, employers' and public liability risks) with good and responsible insurance companies with a general policyholder service rating of not less than A1 as rated in the most current available Best's Insurance Report as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Company shall, upon the request of Purchasers, furnish to

Purchasers a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 6.11.

         6.12 Inspection Rights. The Company shall, and shall cause each Subsidiary to, permit each Purchaser and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Purchasers may designate and, so long as no Potential Default or Event of Default exists, with reasonable prior notice to the Company. The Company will, and will cause each of its Subsidiaries to, with reasonable promptness, reimburse Purchasers for all reasonable and documented expenses incurred by representatives of Purchasers in connection with such inspections up to $25,000 per year in the aggregate (the "Inspection Reimbursement Cap"); provided, however, that upon the occurrence of a Potential Default or an Event of Default, the Inspection Reimbursement Cap shall not apply, and the Purchasers shall be reimbursed for all such reasonable and documented expenses.

         6.13 Notices. The Company will, and will cause each of its Subsidiaries to, promptly, but in any event within five Business Days after first becoming aware thereof, notify each of the Purchasers in writing of:

                  (a) any matter (including without limitation the commencement of any action, suit, or proceeding against the Company or its Subsidiaries), other than general economic conditions and conditions of the industry in which the Company and its Subsidiaries operate, generally that has had or could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature of such event and what action the Company or any of it Subsidiaries has taken or is taking or proposes to take with respect thereto; or

                  (b) the occurrence of a Potential Default or an Event of Default, which notice shall specify the nature of such event, condition or default and what action the Company or any of its Subsidiaries has taken or is taking or proposes to take with respect thereto.

         6.14 Further Assurances. The Company will, and will cause each of its Subsidiaries to, promptly execute and deliver to Purchasers, from time to time, upon the request of Purchasers, such supplemental agreements, statements, assignments and transfers, or instructions on documents as Purchasers may request in order that the full intent of this Agreement and the Other Agreements may be carried into effect. In addition, the Company shall, at its own expense, from time to time do, execute, acknowledge and deliver all further acts, deeds, conveyances, transfers and assurances, and all financing and continuation statements and similar notices, reasonably necessary or proper for the perfection of the security interest being herein provided for in the Collateral, whether now owned or hereafter acquired.

         6.15 Compliance with ERISA and the Code. The Company shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Company shall, and shall cause each

Subsidiary to, promptly notify each of the Purchasers of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Company Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Company Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Company Plan, and (d) the occurrence of any event with respect to any Company Plan which would result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

          6.16 Guaranties. The Company shall cause each of its Subsidiaries to execute a Guaranty in substantially the form attached as Exhibit C hereto and the Security Agreement.

          6.17 Compliance with Material Agreements. The Company shall, and shall cause each Subsidiary to, comply with all material provisions of all material agreements, indentures, mortgages, deeds of trust or other agreements binding on it or affecting its properties or business (after giving effect to applicable grace periods contained therein, if any) where the failure to so comply would have a Material Adverse Effect.

          6.18 Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary, the Company shall provide each Purchaser notice thereof and shall cause each Subsidiary to execute and deliver a Subsidiary Guaranty and the Security Agreement.

          6.19 Mortgages.

               (a) The Company shall use its best efforts to deliver to Purchasers as promptly as possible within 120 days of the Closing Date:

                    (i) Fully executed and acknowledged counterparts of Mortgages, in the form of Exhibit E in the case of a leasehold mortgage or in the form of Exhibit F in the case of a mortgage on the Denmark Owned Real Property, which Mortgages shall cover such of the Real Property or Leased Real Property as Purchasers may require (the "Mortgaged Properties"), together with evidence that counterparts of each of the Mortgages have been delivered to the title company insuring the Liens of the Mortgages for recording in all places to the extent necessary or desirable, in the judgment of Purchasers, to effectively create a valid or enforceable first priority mortgage lien (subject only to Permitted Encumbrances relating thereto) on the Mortgaged Properties in favor of Purchasers (or such other trustee as may be required or desired under local law) and for the benefit of Purchasers, together with the payment of any recording taxes or charges required by law.

                    (ii) Mortgage Policies insuring the lien of the Mortgages issued by a title insurance company reasonably satisfactory to Purchasers and in amounts satisfactory to Purchasers and assuring Purchasers that each of the Mortgages is a valid and enforceable first priority mortgage lien on the applicable Mortgaged Properties, free and clear of all defects and encumbrances except for Permitted

               Encumbrances, and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to Purchasers and shall include endorsements for any matter that Purchasers in their discretion may reasonably request, shall not include an exception for mechanics' liens and shall provide for affirmative insurance and such reinsurance as Purchasers may reasonably request.

                    (iii) Surveys of the Mortgaged Properties that are also Real
               Estate, in form and substance reasonably satisfactory to Purchasers, certified by a licensed professional surveyor reasonably satisfactory to Purchasers and of a date reasonably acceptable to Purchasers.

                    (iv) The opinions of counsel in the jurisdiction in which the Mortgaged Properties are respectively located relating to the creation and enforceability of the security interests created by the Mortgages and the other matters and in form, scope and substance reasonably acceptable to Purchasers.

                    (v) Any other documents that are reasonably requested by Purchasers and are required to create a valid and enforceable first priority mortgage lien on the Mortgaged Properties.

               (b) The Company shall use its reasonable best efforts to deliver to Purchasers a fully executed Landlord's Consent to Mortgage and Leasehold Mortgagee Protection Agreement in substantially the form attached hereto as Exhibit G for each property making up the Leased Real Estate, together with a fully executed Memorandum of Lease in form required by applicable law and otherwise satisfactory to Purchasers in their reasonable discretion for each property making up the Leased Real Estate. Such Memorandum of Lease shall be recorded in the recorder's office in the jurisdiction in which the Mortgaged Property is located for property in the United States or in the comparable local equivalent if the Mortgaged Property is not located in the United States.

          6.20 Intellectual Property Matters . Within sixty days of Closing, the Company and/or the Subsidiaries (i) shall file and/or record with the United States Patent and Trademark Office ("PTO") and each appropriate foreign governmental patent and trademark office and domain name registry, all change of name documents, assignments, and other documentation as necessary to ensure that the chain of title for all Intellectual Property is accurate and complete, including, but not limited to: (a) the filing of change of name documents for Intellectual Property that is currently in the name of Survivalink Corporation to reflect, as appropriate, the change of name from Surviva Link Corporation to SurVivaLink Corporation, and from SurVivaLink Corporation to Survivalink Corporation; (ii) shall file with the PTO and, as necessary, with each appropriate foreign governmental patent and trademark office, a "Confirmation of Ownership, Assignment and Release" that (a) confirms that the Company was and is the owner of the trademarks that were the subject of the April 28, 1992 Trademark Collateral Assignment and Security Agreement to which the Company and Cytocare, Inc. were parties, (b) releases the security interest granted to Cytocare, Inc. under said agreement, and (c) assigns to the Company any rights that Cytocare, Inc. might be deemed to have had in said trademarks; (iii) shall record in the PTO the assignments of United States Patent Numbers 6,083,246, 6,366,809, and 5,909,138 to Survivalink Corporation and (iv) shall provide to the Purchasers evidence that is satisfactory to the Purchasers that the Company and/or Subsidiaries has complied with all of the obligations set forth in this Section 6.20.

          Upon compliance with the obligations of the preceding paragraph to the satisfaction of Purchasers, but not later than 60 days after the Closing, the Company 1) shall file and/or record, or cause to be filed and/or recorded, with the PTO and each appropriate foreign governmental patent and trademark office and domain name registry, the Notice of Grant of Security Interest in Trademarks, attached as Exhibit H hereto and 2) shall file and/or record, or cause to be filed and/or recorded, with the PTO, each appropriate foreign governmental patent and trademark office and domain name registry, and any other relevant Governmental Authority the Notice of Grant of Security Interest in Patents, attached as attached as Exhibit I hereto and the Security Agreement, or the Security Agreement alone (provided that if only the Security Agreement is filed at the PTO, a foreign governmental patent and trademark office, domain name registry, or other relevant Governmental Authority in respect of Patents, it shall be deemed the Notice of Security Interests in Patents hereunder).

          Failure to comply with any terms or condition of this Section 6.20 shall constitute an Event of Default.

VII.      NEGATIVE COVENANTS

          The Company covenants and agrees that from the date hereof until the Senior Notes have been finally and irrevocably paid in full in accordance with the terms hereof and thereof:

          7.1 Indebtedness. The Company shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness; provided, however, that the foregoing shall not restrict nor operate to prevent:

               (a)(i) Indebtedness in favor of Purchasers under this Agreement and the Other Agreements; (ii) obligations of the Company arising out of Interest Rate Agreements and Currency Agreements (which constitute Hedge Agreements) entered into with financial institutions in the ordinary course of business; (iii) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business; (iv) Indebtedness from time to time owing by any Subsidiary to the Company or owing by the Company to any Subsidiary in the ordinary course of business; (vi) Indebtedness listed on Schedule 7.1 hereof; (vii) Indebtedness pursuant to a revolving line of credit to finance working capital needs (if obtained by the Company) on terms reasonably satisfactory to Purchasers in an amount not to exceed $5,000,000 and (viii) purchase money Indebtedness, Capitalized Lease Obligations, Indebtedness subordinated to the Senior Notes and unsecured Indebtedness of the Company and its Subsidiaries not otherwise permitted by this section in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding (collectively, "Permitted Indebtedness"); and

               (b) any extension, renewal, refinancing, refunding, or replacement (each a "refinancing") of any Permitted Indebtedness on such terms and conditions as are, on the whole, not materially more onerous to the Company than the terms and conditions of such Permitted Indebtedness on the date of such refinancing (including that the principal amount of such refinancing Indebtedness does not exceed the principal amount of, plus the amount of accrued and unpaid interest on, the Indebtedness so refinanced (plus the amount of reasonable premium and fees and expenses incurred in connection therewith)).

          7.2 Limitation on Liens. The Company shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent: (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other then Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor; (b) mechanics', workmen's, materialmen's, landlords', carriers', or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest; (c) the pledge of assets (other than the Intellectual Property of the Company or any Subsidiary) for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Company and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $250,000 at any one time outstanding;
(d) any interest or title of a lessor under any operating lease; (e) easements, rights-of-way, restrictions and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any Subsidiary; (f) the Liens identified on
Schedule 7.2; (g) Liens on cash deposited with account debtors to secure performance by the Company or any Subsidiary in the ordinary course of business subject to customary and reasonable terms; (h) set-off rights of depository institutions; and (i) Liens created by the Security Agreement (collectively, "Permitted Liens").

          7.3 Investments; Acquisitions; Loans; Advances. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations, merger, consolidation or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof (each, an "Investment"); provided, however, that the foregoing shall not apply to nor operate to prevent the following (collectively, "Permitted Investments"):

               (a) Investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

               (b) Investments in commercial paper rated at least P-1 by Moody's and at least A-1 by S&P maturing within one year of the date of issuance thereof;

               (c) Investments in demand deposit accounts, checking accounts and certificates of deposit issued by any United States commercial bank, in each case having capital and surplus of not less than $1 billion which have a maturity of one year or less;

               (d) Investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided that all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

               (e) Investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding clauses
          (a), (b), (c), and (d) above;

               (f) Intercompany advances made from time to time from the Company to any one or more Subsidiaries in the ordinary course of business consistent with past practice to finance working capital needs; provided, that the aggregate amount of all such intercompany advances to Subsidiaries organized outside of the United States of America shall not exceed $3,000,000 (net of any funds repatriated by the Company from such Subsidiaries);

               (g) The Acquisitions set forth on Schedule 7.3;

               (h) Other Acquisitions; provided, that (i) no Potential Default or Event of Default exists or would exist after giving effect to such Acquisition, (ii) the aggregate consideration (including all liabilities assumed) paid in connection with all such Acquisitions in any trailing 12-month period shall not exceed $45,000,000, (iii) the aggregate consideration (including all liabilities assumed) paid in connection with any single Acquisition (or a series of related Acquisitions) shall not exceed $30,000,000; and (iv) any purchase agreement or similar document executed in connection with such Acquisition must provide that any "earn-out" payments, if any, may only be made if immediately prior to such payment and after giving effect thereto, no Event of Default hereunder shall have occurred and be continuing;

               (i) Investments to the extent permitted by Section 7.1;

               (k) Investments in existence on the date hereof and described on
          Schedule 7.3;

               (l) Loans to officers of the Company in existence on the date hereof and described on Schedule 7.3, and to any officer or employee of the Company or any Subsidiary in an amount not to exceed $250,000 in the aggregate at any one time outstanding, but only, in the case of loans (or related loans) in excess of $10,000, as approved by the Board of Directors of the Company;

               (m) Investments in Interest Rate Agreements and Currency Agreements constituting Hedge Agreements not otherwise prohibited under this Agreement; and

               (n) Investments in the form of deposits with suppliers in the ordinary course of business subject to reasonable and customary terms.

In determining the amount of Investments permitted under this Section 7.3, Investments shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances (which constitute Investments) shall be taken at the principal amount thereof then remaining unpaid.

          7.4 Sales. Upon the sale, transfer, lease or other disposition of all or any part of the Property of the Company or its Subsidiaries (other than Products (including, without limitation, any disposition of such Property as part of a sale and leaseback transaction), the Company shall first apply all sums received from such the sale, transfer, lease or other disposition toward prepaying the principal amount on the Senior Notes and any accrued and unpaid interest thereon pursuant to the terms of this Agreement; provided, however, that this Section 7.4 shall not apply to the following:

               (a) The sale, transfer, lease or other disposition of Property of the Company and its Subsidiaries organized in the United States of America to one another in the ordinary course of business, and to Subsidiaries organized outside of the United States of America in compliance with Schedule 7.4;

               (b) The sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

               (c) The sale, transfer, lease or other disposition of Products in the ordinary course of business;

               (c) The sale, transfer, or other disposition of any tangible personal property that, in the reasonable business judgment of the Company or its Subsidiary, has become uneconomical, obsolete, surplus, or worn out, and which is disposed of in the ordinary course of business; and

               (d)  Sales described on Schedule 7.4.

          7.5 Restricted Payments. The Company shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock, (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or any warrant, option or other right to acquire its capital stock for a purchase price in excess of $250,000 in the aggregate for all such transactions from and after the

Closing Date, (c) make any payment or distribution on account of any Indebtedness of the Company or any of its Subsidiaries other than the Senior Notes in excess of $250,000 in the aggregate during any trailing 12-month period; provided, however, that the foregoing shall not operate to prevent the making of dividends or distributions by any wholly-owned Subsidiary of the Company to its parent corporation in the ordinary course of business.

          7.6 Transactions with Affiliates. Except as permitted by this Agreement, the Company shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries, but in strict compliance with the restrictions set forth in Sections 7.3 and 7.4 hereof) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

          7.7 Fiscal Year. The Company shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

          7.8 Formation of Subsidiaries. The Company will not, and will not cause or permit any of its Subsidiaries to, form, acquire or permit the existence of any, without causing such Subsidiary to execute a Guaranty.

          7.9 Nature of Business. The Company shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Company or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

          7.10 No Restrictions. Except as provided in this Agreement or the Other Agreements, the Company shall not permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary's capital stock or other equity interests owned by the Company or any other Subsidiary, (b) pay any indebtedness owed to the Company or any other Subsidiary, (c) make loans or advances to the Company or any other Subsidiary,
(d) transfer any of its Property to the Company or any other Subsidiary, or (e) guarantee the Senior Notes.

          7.11 Capital Stock of Subsidiaries. The Company shall not permit any Subsidiary to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly owned Subsidiary of the Company, any capital stock of such subsidiary.

          7.12 Financial Covenants.

               (a)  Debt Service Coverage Multiple.

                    (i) From and including the last day of the full fiscal quarter that occurs immediately following the first anniversary of the Closing Date, as of the last day of each Fiscal Month of the Company, the Company shall ensure that the quotient obtained by dividing (a)

EBITDA for the three Fiscal Months of the Company then ended minus Capital Expenditures for the same three Fiscal Months then ended by (b) Fixed Charges for the same three Fiscal Months then ended, shall be not less than 0.8.

                    (ii) From and including the second anniversary of the Closing Date, as of the last day of each Fiscal Month of the Company, the Company shall ensure that the quotient obtained by dividing (a) EBITDA for the twelve Fiscal Months of the Company then ended minus Capital Expenditures for the same twelve Fiscal Months then ended by (b) Fixed Charges for the same twelve Fiscal Months then ended, during the periods specified below, shall be not less than:


                                                       (i) EBITDA for the twelve
                                                       Fiscal Months of the
                                                       Company then ended minus
                                                       Capital Expenditures for
                                                       the same twelve Fiscal
                                                       Months then ended divided
                                                       by (ii) Fixed Charges for
                                                       the same twelve Fiscal
                                                       Months then ended, shall
             From and Including    To and Including    be not less than:

                May 30, 2004        June 30, 2005             1.5
                July 1, 2005        June 30, 2006               3
                July 1, 2006          Thereafter                4

               (b) Debt to Capitalization Ratio. The Company shall not as of the last day of each Fiscal Month of the Company ending during the periods specified below, permit the ratio of Total Funded Debt to (y) Total Capitalization plus (z) interest expense resulting solely from the amortization of the Warrants in accordance with GAAP (the "Funded Debt to Capitalization Ratio") to be more than:

                                                           Funded Debt to
                                                        Capitalization Ratio
             From and Including    To and Including   shall not be more than

                Closing Date        June 30, 2003              45%
                July 1, 2003          Thereafter               50%

               (c) Leverage Multiple. From and including the second anniversary of the Closing Date, the Company shall not permit the Leverage Multiple as of the last day of each Fiscal Month of the Company during the periods specified below to be more than:

                                                     Leverage Multiple
        From and Including    To and Including    shall not be more than

           May 30, 2004        June 30, 2005                9
           July 1, 2005        June 30, 2006                5
           July 1, 2006          Thereafter                3.5


          (d) Minimum EBITDA. The Company shall not permit EBITDA during any trailing 12-months period ended during the periods specified below to be less than:

       Any Trailing 12-
       Month Period Ended                          EBITDA shall not be less
       From and Including     To and Including     than

        January 1, 2003       December 31, 2003      $ 4 million
        January 1, 2004       December 31, 2004      $10 million
        January 1, 2005       December 31, 2005      $20 million
        January 1, 2006       December 31, 2006      $25 million
        January 1, 2007           Thereafter         $30 million

     7.13 Capital Expenditures. The Company shall not, nor shall it permit any of its Subsidiaries to, incur Capital Expenditures net of the Net Cash Proceeds of the sale of any equipment previously accounted for as a Capital Expenditure in the aggregate during any 12-month period then ended in excess of (i) $500,000 per transaction (or a series of related transactions) or (ii) $2,500,000 during any trailing 12-month period.

     7.14 Use of Proceeds. The Company will not use the proceeds of the sale of the Senior Notes for any purpose except as set forth in Section 1.6.

VIII.  EVENTS OF DEFAULT AND REMEDIES THEREFOR
       ---------------------------------------

     8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

          (a) The Company shall default in the payment of the principal of any Senior Note, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise;

          (b) The Company shall default in the payment of any installment of interest or premium on any Senior Note according to the terms thereof, when and as the same shall become due and payable and such default shall continue for a period of five days;

         (c) The Company or any Subsidiary shall fail to pay when due (following the expiration of applicable notice and cure periods, if any), whether upon acceleration or otherwise, any Indebtedness, individually or in the aggregate, having an unpaid principal amount in excess of $250,000;

         (d) The Company shall fail (i) to comply with any covenant set forth in
Section 6.7 or Article VII (other than Section 7.5), (ii) to comply with Article IX; provided, that the failure of the Company to deliver a Board Notice in accordance with the terms of Section 9.2(b) shall not constitute an Event of Default in the event that the Designee actually attends the meeting of the Board of Directors that was the subject of the Board Notice, (iii) to comply with any covenant set forth in the penultimate sentence of Section 2.3, or in Sections 6.1, 6.2, 6.13, 6.14 or 7.5, which failure continues for a period of 10 days, or
(iv) to pay, perform or observe any other obligations, agreement, covenant, term or condition contained in this Agreement (other than Section 6.20), the Senior Notes, the Warrants, the Registration Rights Agreement, each Guaranty, each Subsidiary Guaranty Agreement or the Security Agreement (except for a failure covered by Sections 8.1(a) and (b) or clauses (i), (ii) or (iii) of this Section 8.1(d)), which failure continues for a period of 30 days after the earlier of
(A) the date on which such failure shall first become known to any officer of the Company or (B) written notice thereof is given to the Company by any Holder;

         (e) The Company or any Subsidiary shall fail to comply (following the expiration of applicable notice and cure periods, if any) with any indenture, mortgage, deed of trust, or other agreement binding on it or affecting its properties or business involving Indebtedness of such Person having an aggregate principal or contractual payment amount in excess of $250,000, if the effect of such failure is to cause, or permit any other party to such agreement to cause, such Indebtedness to become due prior to its stated maturity;

         (f) Any representation or warranty made by the Company in this Agreement or in any certificate furnished to Purchasers pursuant hereto, was incorrect in any material respect, when made;

         (g) The Company or any Subsidiary shall become subject to an Event of Bankruptcy;

         (h) Any judgment or order for payment of money involving in the aggregate at any time an amount in excess of $1,000,000 in excess of any applicable insurance coverage shall be entered against the Company or any Subsidiary or any of their assets, and which remains undischarged, unvacated, unbonded or unstayed for a period of 45 days;

         (i) Any Subsidiary shall revoke or attempt to revoke its Guaranty, or shall terminate or repudiate its liability thereunder or shall fail to make any payment when due thereunder;

         (j) The Company shall fail to repay in full the Senior Secured Promissory Notes of the Company issued pursuant to an Indenture, dated August 26, 2001, between the Company and BNY Western Trust on the Closing Day; or

         (k) The Company shall fail to comply with the terms and conditions of
Section 6.20 hereof.

     8.2 Remedies of Holders upon Occurrence of Event of Default. When (a) any Event of Default described in Sections 8.1(a) and (b) above has occurred and is continuing, any Holder or Holders, individually or collectively, holding an aggregate principal amount of the Senior Notes equal to or greater than $20,000,000, may, in addition to any other right, power or remedy permitted by law, declare the entire amount of such Holder's or Holders' Senior Notes, including, without limitation, the entire principal, all accrued interest and any premiums then outstanding under such Holder's or Holders' Senior Notes, to be, and the same shall thereupon become, forthwith due and payable, without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, and in such event the Company forthwith pay to such Holder or Holders an amount equal to 100% of the amount thereof, (b) any other Event of Default (i.e., any Event of Default not described in clause (a) preceding), other than any Event of Default described in Section 8.1(g) above, has occurred and is continuing, Requisite Holders may, in addition to any other right, power or remedy permitted by law, declare the entire amount of the Senior Notes, including, without limitation, the entire principal, premium (if any) and any and all accrued interest then outstanding under the Senior Notes, to be, and the same shall thereupon become, forthwith due and payable, without presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are expressly waived, and in such event the Company shall forthwith pay to each Holder an amount equal to its pro rata share of the total amount thereof, and (c) any Event of Default described in Section 8.1(g) above shall occur, all of the Senior Notes, including, without limitation, the entire principal, and all accrued interest then outstanding under the Senior Notes, shall thereupon be forthwith due and payable, without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind (including any notice by the Holders of the Senior Notes), all of which are hereby expressly waived by the Company, and the Company will forthwith pay to each Holder an amount equal to its pro rata share of the total amount thereof.

     8.3 Annulment of Acceleration. The provisions of the foregoing Section 8.2 are subject to the condition that, if all or any part of the Senior Notes have been declared or have otherwise become immediately due and payable by reason of the occurrence of any Event of Default, the accelerating Holder (in the event of an acceleration under either Section 8.1(a). (b) or (c)) or Requisite Holders (in the event of an acceleration under Section 8.1(d)) may, by written instrument delivered to the Company (an "Annulment Notice"), rescind and annul such declaration and the consequences thereof as to the applicable Senior Notes, provided, that (a) at the time such Annulment Notice is delivered no judgment or decree has been entered for the payment of any monies due pursuant to such Senior Notes in connection therewith, and (b) all arrears of interest and all other sums payable on such Senior Notes in connection therewith (except any principal or interest which has become due and payable solely by reason of such declaration under Section 8.2 hereof) shall have been duly paid or deferred by the Holder of the Senior Notes agreeing to such rescission and annulment; and provided further, that no such rescission and annulment shall extend to or affect any subsequent Potential Default or Event of Default or impair any right consequent thereto, and shall not be deemed a waiver of the Event of Default giving rise to the acceleration unless specifically waived in writing by the Requisite Holders.

     8.4 Remedies. If any Event of Default shall occur and be continuing, the Requisite Holders on behalf of all Holders may exercise any right or remedy they have at law, in equity or under this Agreement. No right or remedy conferred upon or reserved to any Holder or Holders under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to any Holder or Holders may be exercised from time to time and as often as may be deemed expedient by such Holder or Holders, as the case may be.

     8.5 Conduct No Waiver. No course of dealing on the part of any Holder, nor any delay or failure on the part of any Holder to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice any Holder's rights, powers and remedies.

     8.6 Rights Regarding Collateral. The Company agrees that when any Event of Default has occurred and is continuing, in addition to the rights set forth above, Purchasers shall have the rights, options, duties and remedies of a secured party as permitted by law, and as set forth in the Security Agreement.

IX. BOARD OF DIRECTORS MATTERS

     9.1 Right to Designate Directors.

         (a) The Company shall take all necessary actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

             (i) So long as Purchasers continue to own at least 50% of the Warrant Shares, Purchasers shall have the right, but not the obligation, at the direction of Purchasers holding 51% or more of the Warrant Shares then owned by Purchasers, to designate two directors to the Company's Board of Directors; and

             (ii) So long as Purchasers continue to own at least 25% of the Warrant Shares, Purchasers shall have the right, but not the obligation, at the direction of Purchasers holding 51% or more of the Warrant Shares then owned by Purchasers, to designate one director to the Company's Board of Directors.

         (b) Up to two directors designated by Purchasers pursuant to Section 9.1(a) hereof shall have the right, upon request, to serve on (a) each committee of the Board of Directors of the Company and (b) the Board of Directors of each material Subsidiary.

         (c) So long as Purchasers are entitled to designate at least one director to the Company's Board of Directors pursuant to Section 9.1(a) hereof, the Company shall not increase the size of its Board of Directors to above seven members.

         (d) So long as Purchasers are entitled to designate a director to the Company's Board of Directors pursuant to Section 9.1(a) hereof and such director has not been so designated, when requested by Purchasers holding 51% or more of the Warrant Shares then owned by the Purchasers, the Company shall, as promptly as possible, cause a member of the Company's Board of Directors not designated by Purchasers to resign from the Board of Directors, and the remaining directors shall then fill such vacancy by as promptly as possible electing the individual designated by Purchasers to the Company's Board of Directors pursuant to Section 9.1(a) hereof. The Company shall not, by amendment of its Certificate of Incorporation or By-laws, by entering into any contract, agreement or understanding with any Person or any other voluntary action, avoid or seek to avoid the carrying out of all the provisions of this Section 9.1(d) with the tenor and purpose of such section.

         (e) Each Purchaser and the Company agrees that, so long as Purchasers are entitled to designate two directors to the Company's Board of Directors pursuant to Section 9.1(a) hereof: (i) as long as Perseus Market Opportunity Fund, L.P. (the "Market Opportunity Fund") continues to own 90% of the Warrant Shares purchased by it at the Closing, the Market Opportunity Fund shall have the right, but not the obligation, to select one director that the Purchasers are so entitled to designate and (ii) as long as Cardiac Science Co-Investment, L.P. (the "Co-Investment Fund") continues to own 90% of the Warrant Shares purchased by it at the Closing, the Co-Investment Fund shall have the right, but not the obligation, to select one director that the Purchasers are so entitled to designate.

     9.2 Observation Rights. When Purchasers are no longer entitled to designate Directors to the Company's Board of Directors pursuant to pursuant to Section 9.1(a) hereof, but so long as Purchasers continue to own at least 25% of the Senior Notes issued to Purchasers, the Company:

         (a) will permit the Requisite Holders to designate, by written notice to the Company, two individuals (the "Designees") to attend and observe all meetings of the Board of Directors of the Company;

         (b) provide the Designees notice of all meetings or actions to be taken without a meeting of the Board of Directors of the Company at the same time notice is given to the members of the Board of Directors of the Company;

         (c) provide to such Designees a copy of all materials distributed at such meetings meeting of the Board of Directors of the Company or in connection with actions taken without a meeting;

         (d) permit such Designees to participate in discussions at such meeting of the Board of Directors of the Company in a reasonable manner; and

         (e) permit such Designees to consult with and advise the directors and executive officers of the Company in a reasonable manner;

provided that, any such Designee, prior to participating or receiving any information relating to any proceedings of the Board of Directors of the Company, will enter into a confidentiality agreement reasonably satisfactory to the Company and such Designee.

     9.3 Indemnification and Insurance.

         (a) The Company agrees to indemnify and hold harmless the members of the Company's and any Subsidiary's Board of Directors who were designated by Purchasers (the "Covered Parties") against any losses, claims, damages, judgments, settlements, liabilities, costs or expenses (including without limitation attorneys' fees and disbursements) incurred in connection with any claim, action, suit proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as directors of the Company or any Subsidiary to the fullest extent permitted under applicable Delaware law.

         (b) From and after the Closing, the Company shall maintain in effect its current directors' and officers' liability insurance policy (the "Policy"), and such Policy shall cover the Covered Parties. Promptly (but not later than 60 days following the Closing), the Company shall evaluate its directors' and officers' liability insurance coverage and enter into an endorsement or amendment to its current Policy or purchase a new Policy covering the Covered Parties, in either case, in form and substance reasonably satisfactory to Purchasers, so that the current Policy as so endorsed or amended or such new Policy shall be of the type and in an amount customarily maintained by other companies with comparable assets and operations and engaged in comparable businesses as the Company.

X.   REGISTRATION, TRANSFER AND REPLACEMENT OF SENIOR NOTES

     10.1 Senior Note Register. The Company shall cause to be kept at its principal business office a register for the registration and registration of transfer of the Senior Notes. The names and addresses of the Holders of the Senior Notes, the transfer thereof and the name and address of the transferee of the Senior Notes shall be recorded in such register. Prior to due presentment for registration of transfer, the Holder in whose name the Senior Notes is registered shall be deemed and treated as the owner and holder thereof for all purposes under this Agreement, and the Company shall not be affected by any notice or knowledge to the contrary.

     10.2 Issuance of New Senior Note upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of any Senior Note at the office of the Company designated for notices in accordance with Section 12.3 hereof, the Company shall execute and deliver, at its expense, one or more new Senior Notes of any authorized denomination requested by the Holder of, and in exchange for, the surrendered Senior Note, each dated the date to which interest has been paid on the Senior Note so surrendered (or, if no interest has been paid, the date of the surrendered Senior Note), but in the same aggregate unpaid principal amount as the surrendered Senior Note, and registered in the name of such Person or Persons as shall be designated in writing by such Holder; provided, that the Company may require payment of a sum sufficient to pay all Taxes in connection with any transfer or exchange pursuant to this Section 10.3. Every

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                                                                              43

Senior Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder of such Senior Note or by such Holder's attorney duly authorized in writing and shall be accompanied by the address for notices for each transferee.

         10.3 Replacement of Senior Note. Upon receipt of evidence satisfactory to the Company of the ownership of and the loss, theft, mutilation or destruction of any Senior Note and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or, in the event of such mutilation upon surrender and cancellation of such Senior Note, the Company, without charge to the Holder thereof, will make and deliver a new Senior Note of like tenor and the same series in lieu of such lost, stolen, destroyed or mutilated Senior Note. If any such lost, stolen or destroyed Senior Note is owned by (i) Purchasers, then the affidavit of an authorized officer of such owner setting forth the fact of loss, theft or destruction and of its ownership of the Senior Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and (ii) any other Holder (i.e., any Holder that is not a Purchaser) whose net worth is at least $100,000,000 or whose credit is otherwise satisfactory to the Company, then such Holder's own unsecured agreement of indemnity shall be deemed to be satisfactory and, in either case, no further indemnity shall be required as a condition to the execution and delivery of a new Senior Note.

         10.4 Legend. The Senior Notes, and any new or replacement Senior Note therefor, shall bear the following legend:

         "THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR SALE IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS."

         "THIS NOTE IS SUBJECT TO THE TERMS AND PROVISIONS OF A SENIOR NOTE AND WARRANT PURCHASE AGREEMENT, DATED AS OF MAY 29, 2002, BY AND AMONG CARDIAC SCIENCE INC. (THE "COMPANY") AND THE PURCHASERS NAMED THEREIN. COPIES OF SUCH AGREEMENT ARE AVAILABLE AT THE EXECUTIVE OFFICES OF THE COMPANY."

XI.      INTERPRETATION OF AGREEMENT

         11.1 Certain Terms Defined. When used in this Agreement, the terms set forth below are defined as follows:

         "Acquisition" means any transaction or any series of related transactions, consummated after the date of this Agreement, by which the Company or any Subsidiary (a) acquires any on-going business or any assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) the voting securities in any Person.

         "Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided, that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

         "Board of Directors" shall mean the Board of Directors of the Company.

         "Business Day" means each day of the week except Saturdays, Sundays, and days on which banking institutions are authorized by law to close in the State of New York or California.

         "Capital Expenditures" means, with respect to the Company and its Subsidiaries for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by the Company and its Subsidiaries during that period during which, in accordance with GAAP, are or should be included as "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of the Company and its Subsidiaries.

         "Capital Lease" means any lease of any Property which, in accordance with GAAP, is required to be capitalized on the balance sheet of the lessee.

         "Capitalized Lease Obligations" means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

         "Cash" means money, currency or credit balance in a Deposit Account.

     "Cash Flow" means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of all charges for (a) depreciation and amortization for such period, (b) deferred Taxes for such period, and (c) all other non-cash items to Net Income for such period.

     "Change of Control" means (a)(i) the merger or consolidation of the Company into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Company, or (iii) a tender offer or other business combination if, in the case of (i), (ii) or (iii), the securityholders of the Company prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person or
     (b) the voluntary sale, conveyance, exchange or transfer (each, a "Sale") to another Person of (i) the voting capital stock of the Company if, after such Sale the securityholders of the Company prior to such Sale do not retain at least a majority of the voting power of the Company or (ii) more than 50% of the assets of the Company and its Subsidiaries on a consolidated basis (determined by reference to either book value (in accordance with GAAP) or fair market value of such assets).

     "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

     "Collateral" is defined in the Security Agreement.

     "Common Stock" is defined in Section 4.2.

     "Company's Knowledge" means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter, after due inquiry by individuals charged with administrative or operational responsibility for such matters, by any individual set forth on Schedule 11.1.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

     "Copyright" means all works of authorship to which copyright rights attach, whether or not registered.

     "Denmark Owned Real Property" means the property owned by Cardiac Science International A/S, located at Molhavevej 2, Aabybro, Denmark.

     "Designee" is defined in Section 9.2.

     "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

     "Disposition" means the sale, lease, conveyance, or other disposition of Property, other than sales or other dispositions expressly permitted under
     Section 7.4(a), (b), (e) or (f) hereof.

     "Dollars" and the sign "$" mean the lawful money of the United States of America.

     "EBITDA" means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) foreign, federal, state and local income Taxes (whether paid or deferred) for such period,
     (c) depreciation and amortization for such period, and (d) the aggregate amount of write-offs of expenses arising in connection with (i) prior issuances of debt or equity, (ii) accretion expense with respect to options or rights to acquire capital stock of the Company or any Subsidiary and
     (iii) non-cash dividend payments required to be recorded.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

     "Event of Bankruptcy" means any of (a) the filing by a Person of a voluntary petition in bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act, (b) the admission in writing by the Company of its inability to pay its debts generally as they become due, (c) the appointment of a receiver or receivers for all or a material part of a Person's assets with the consent of such Person, (d) the filing of any bankruptcy, arrangement or reorganization petition by or, with the consent of a Person, against such Person under any provision of any bankruptcy law, (e) a receiver, liquidator or trustee of a Person or a substantial part of its assets shall be appointed pursuant to the Federal Bankruptcy Code by the order of a court of competent jurisdiction which shall not be dismissed or stayed within 60 days, or (f) an involuntary petition to reorganize or liquidate a Person pursuant to the Federal Bankruptcy Code shall be filed against such Person and shall not be dismissed or stayed within 60 days.

     "Event of Default" is defined in Section 8.1.

     "Event of Loss" means, with respect to any Property, any of the following:
     (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "FDA" is defined in Section 4.9.

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                                                                              47

     "Financial Statement" is defined in Section 4.7.

     "Fiscal Month" means a fiscal month of any Fiscal Year.

     "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

     "Fiscal Year" means the fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.

     "Fixed Charges" means, with reference to any period, the sum of (a) all scheduled payments of principal made within the past twelve calendar months with respect to Indebtedness of the Company and its Subsidiaries, plus (b) Interest Expense for such period (except for the interest expense resulting solely from the amortization of the Warrants in accordance with GAAP), plus
     (c) payments pursuant to Capital Leases for such period.

     "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

     "Governmental Authority" shall mean foreign, domestic, federal, territorial, state, provincial, local or municipal governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department, bureau, official or branch of any of the foregoing.

     "Guaranty" means any guaranty agreement executed in favor of Purchasers with respect to payment and performance of the Senior Notes, in form and substance satisfactory to Requisite Holder, including any Subsidiary Guaranty Agreement.

     "Hedge Agreement" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

     "Holder" when used in reference to the Senior Notes, means the Person or Persons who, at the time of determination, is the lawful owner of all or a portion of the Senior Notes. Unless otherwise provided in this Agreement, in each instance that the Holders are required to request or consent to an action, the Holders will be deemed to have requested or consented to such action if the Requisite Holders so request or consent.

     "Indebtedness" means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property),
     (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker's acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, and (h) all indebtedness referred to in clause
     (a), (b), (c), (d), (e), (f) or (g) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which any of them have otherwise assured a creditor against loss, it being understood that the term "Indebtedness" shall not include (x) trade payables arising in the ordinary course of business, (y) operating leases, or (z) employment agreements and earn-out agreements (other than any cash payments thereunder that are in the nature of a deferred purchase price for an Acquisition in accordance with GAAP).

     "Institutional Investor" means any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

     "Intellectual Property" means all (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) Know-how, (v) web sites, (vi) domain names, (vii) proprietary rights in trade dress and packaging, and (viii) shop rights, copyrights, inventions, trade secrets, service marks and all other intellectual property rights of the Company or and Subsidiaries, in each case whether registered or not and in each case wherever such rights exist throughout the world, and including the right to recover for any past infringement.

     "Interest Expense" means, with reference to any period, the sum of all cash interest charges net of interest income (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense, but excluding paid-in-kind interest and dividends) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP. Interest Expense shall give effect to any net payments made or received by the Company or any of its Subsidiaries with respect to any Hedge Agreements in effect during the applicable period (or any portion thereof).

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

     "Investment" is defined in Section 7.3.

         "Judgment" shall mean any order, decree, writ, injunction, award or judgment or any court or other Governmental Authority or any arbitrator.

         "Leased Real Property" is defined in Section 4.17(b).

         "Leverage Multiple" means, as of the last day of any Fiscal Month of the Company, the quotient obtained by dividing (i) Total Funded Debt of the Company and its Subsidiaries as of the last day of such Fiscal Month by (ii) EBITDA of the Company and its Subsidiaries for the period of twelve Fiscal Months then ended.

         "Lien" means any lien, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise.

         "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets prospects or condition (financial or otherwise) of the Company individually, or the Company and its Subsidiaries taken as a whole or (b) the material impairment of the ability of the Company or any Subsidiary to perform its obligations under this Agreement or any of the Other Agreements to which it is a party or of Purchasers to enforce or collect any of the Senior Notes. In determining whether any individual event would have a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would have a Material Adverse Effect.

         "Mortgage" shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security interest granted as security to guarantee the performance of the obligations of the Company under the Senior Notes and performance of all of its obligations under the Agreement and Other Agreements executed by it.

         "Mortgaged Properties" is defined in Section 6.19(a).

         "Mortgage Policies" shall mean each of the title insurance policies delivered with respect to one or more of the Mortgages and Mortgaged Property.

         "Net Cash Proceeds" means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person's account, net of (i) reasonable direct costs, fees and expenses relating to such Disposition, (ii) sale, use or other Taxes paid or payable by such Person as a direct result of such Disposition and (iii) any repayments by the Company or any of its Subsidiaries of Indebtedness to the extent that (A) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition or (B) the transferee of (or holder or a Lien on) such Property requires (or such transferee's lender requires) that such Indebtedness be repaid as a condition to the purchase of such Property,
         (b) with respect to any Event of Loss of a

         Person, cash and cash equivalent proceeds received by or for such Person's account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments; and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness by a Person, cash and cash equivalent proceeds received by or for such Person's account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

         "Net Income" means, with reference to any period, the net income (or net loss) of the Company and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP.

         "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

         "Other Agreements" means the Senior Notes, the Warrants, the Registration Rights Agreement, the Security Agreement, each Guaranty to be executed by the Subsidiaries and all other agreements, instruments and documents, and all renewals, modifications and extensions thereof, whether heretofore, now or hereafter executed by or on behalf of the Company or any Subsidiary and delivered to and for the benefit of Purchasers or any Person participating with Purchasers in the Senior Notes with respect to this Agreement or any of the transactions contemplated by this Agreement.

         "Patents" means all United States and foreign patents (including all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof), utility models, patent applications and disclosures docketed.

         "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

         "Permitted Encumbrances" shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to Purchasers in their sole discretion.

         "Permitted Indebtedness" is defined in Section 7.1.

         "Permitted Investments" is defined in Section 7.3.

         "Permitted Liens" is defined in Section 7.2.

         "Person" means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, company, partnership, joint venture, limited liability company, governmental authority (whether a national, federal, state, provincial, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.

         "Potential Default" means the occurrence of any condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

         "Premium Percentage" means, with respect to any payment or prepayment made or required of the Company under Section 2.3, the premium percentage set forth below which corresponds to the earliest date set forth below upon which such payment or prepayment, as the case may be, is made or required pursuant to such section of the Agreement:

                                                              Premium
                                                             Percentage

                  Closing Date through May 30, 2004             5%
                  May 31, 2004 through May 30, 2005             3%
                  May 31, 2005 through May 30, 2006             1%
                  May 31, 2006 and thereafter                   0%

         "Product" is defined in Section 4.16.

         "Property" means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

         "Purchasers" has the meaning set forth in the preamble, and includes all of Purchasers' transferees, successors and permitted assigns of all or any portion of the Senior Notes and any nominees on whose behalf any of the foregoing purchase or otherwise acquire any of such Indebtedness of the Company, and shall include, but not be limited to, each and every "Holder" as defined herein. With respect to any right or action to be taken by Purchasers under this Agreement, unless otherwise specified the term Purchasers means Requisite Holders.

         "Real Estate" is defined in Section 4.17(b).

         "Real Property" means Real Estate and Leased Real Property.

         "Registration Rights Agreement" means the agreement entered into between the Company and Purchasers on the date hereof in respect of registration of the Warrant Shares.

         "Requisite Holders" means Holders which, as of the date of determination, own Senior Notes having an aggregate principal amount equal to 51% or more of the then outstanding principal amount of all Senior Notes.

         "Restricted Payment" is defined in Section 7.5.

         "Rules" is defined in 4.11(a).

         "SEC" is defined in Section 4.4.

         "SEC Reports" is defined in Section 4.4.

         "Securities Act" is defined in Section 3.1(f).

         "Security Agreement" means the Security Agreement in the form attached hereto as Exhibit D.

         "subsidiary" means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. The term "Subsidiary" means a subsidiary of the Company or of any of its direct or indirect Subsidiaries.

         "Subsidiary Guaranty Agreement" means any guaranty agreement executed by a newly created Subsidiary pursuant to Section 6.16 hereto, in favor of Purchasers with respect to payment and performance of the Senior Notes, in form and substance satisfactory to Requisite Holder.

         "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

         "Termination Date" means the earliest to occur of (a) May 30, 2007, (b) the date on which the Senior Notes are accelerated pursuant to Article VIII (which acceleration has not been annulled), or (c) the date on which the Senior Notes are paid in full.

         "Total Capitalization" means, at any time the same is to be determined, the sum of Total Funded Debt plus Net Worth.

         "Total Funded Debt" means, at any time the same is to be determined, the aggregate of all Indebtedness of the Company and its Subsidiaries at such time.

         "Trade Names" means (i) trade names, (ii) brand names, and (iii) logos and all other names and slogans used in the business of the Company and its Subsidiaries.

         "Trademarks" mean trademarks, service marks, brand marks, registrations thereof, pending applications for registration thereof, and such unregistered rights which are used in the business the Company and its Subsidiaries.

         "Transaction Costs" means the fees, costs and expenses payable by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement and the Other Agreements.

         "Transfer" is defined in Section 12.5 hereof.

         "Transferee" means any Person to whom a Transfer is made.

         "Warrant Shares" means shares of Common Stock issued or issuable upon the exercise of the Warrants.

         "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

Terms which are defined in other Sections of this Agreement shall have the meanings specified therein. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Uniform Commercial Code as adopted and in force in the State of New York, as from time to time in effect.

         11.2 Accounting Terms and Definitions. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Purchasers under this Agreement shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with GAAP as in effect on the date of the financial statements referred to in Section 4.5. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either Company or the Requisite Holders shall so request, the Company and the Requisite Holders shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP, provided, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Company shall provide to Purchasers financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

         11.3 References. When used in this Agreement, the words "hereof," "herein" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words "Article," "Section," "subsection," "clause," "Annex," "Schedule" and "Exhibit" refer to Articles, Sections, subsections and clauses of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise specified.

         11.4 Other Interpretive Provisions. The word "or" shall not be exclusive; the singular includes the plural and the plural includes the singular; and the word "including" is not limiting and means "including without limitation." References to this Agreement or any of the Other Agreements shall mean this Agreement or such of the Other Agreements, as the case may be, as amended, modified, supplemented or extended from time to time and any number of substitutions, renewals and replacements thereto or therefor. References to governmental laws, statutes, ordinances, rules and regulations shall be construed as including all amendments, consolidations and replacements thereof or therefor.

         XII. MISCELLANEOUS

         12.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Purchasers and acceptance of the Senior Notes and Warrants and payment therefor.

         12.2 Expenses. The Company agrees to pay all out-of-pocket fees, costs and expenses Purchasers (including fees, expenses and disbursements of Purchasers' counsel, accountants and other advisers) in connection with the preparation and negotiation of this Agreement, the Other Agreements, any documents executed in connection therewith and the monitoring and enforcement of Purchasers' investment and rights thereunder. In addition, the Company agrees pay all reasonable out-of-pocket expenses incurred by each director nominated by Purchasers pursuant to Section 9.1(a) hereof and each Designee in connection with attending regular and special meetings of the Board of Directors, any Subsidiary Board of Directors and any committee thereof.

         12.3 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by telecopier, courier service or personal delivery:

                           (a) if to any Purchaser whose name is listed on the signature pages hereto, to such Purchaser:

                                 c/o Perseus, L.L.C.
                                 888 Seventh Avenue, 29/th/ Floor
                                 New York, New York 10106
                                 Telecopier No.: 212-651-6399
                                 Attention: Ray E. Newton

                           with a copy to:

                                 Paul, Weiss, Rifkind, Wharton & Garrison
                                 1285 Avenue of the Americas
                                 New York, New York 10019-6064
                                 Telecopier No.: (212) 757-3990
                                 Attention: Bruce A. Gutenplan, Esq.

                           (b) If to any other Holder, addressed to such Holder at such address (or transmitted to such telecopier) as such Holder may in writing designate.

                           (c)      if to the Company:

                                    Cardiac Science, Inc.
                                    16931 Millikan Avenue
                                    Irvine, California 92606
                                    Telecopier No.: 949-951-7315
                                    Attention: Roderick de Greef

                           with a copy to:

                                    Stradling Yocca Carlson & Rauth
                                    660 Newport Center Drive, Suite 1600
                                    Newport Beach, California 92660
                                    Telecopier No.: (949) 823-5119
                                    Attention:  Shivbir S. Grewal, Esq.

                           All such notices and communications shall be deemed
to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

         12.4 Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless each of Purchaser and their respective Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners and controlling persons (each, an " Indemnified Party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, "Liabilities") resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Company in this Agreement, any Other Agreement or any legal, administrative or other actions (including actions brought by Purchasers or the Company or any equity holders of the Company or derivative actions brought by any Person claiming through or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement, any Other Agreement, or any transaction contemplated hereby or thereby or any Purchaser Indemnified Party's role therein or in any transaction contemplated hereby or thereby. In addition, the Company agrees to indemnify and hold harmless each Indemnified Party from and against all Liabilities resulting from any investigation or proceeding instituted by a Governmental Authority or any other Person as a result of, or arising out of, or relating to any transaction financed or to be financed in whole or in part, directly or indirectly, with proceeds from the sale by the Company of the Senior Notes or the Warrants, except for any such Liabilities arising on account of the Indemnified Party's gross negligence, willful misconduct or bad faith.

         12.5 Assignment, Sale of Interest. The Company may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, the Company's rights, title, interests, remedies, powers and/or duties hereunder or thereunder, without the consent of all Holders. The Company hereby consents to Purchasers' participation, sale, assignment, transfer or other disposition (collectively, a "Transfer"), at any time or times hereafter, of this Agreement and the Senior Notes, or of any portion hereof or thereof, to any "accredited investor," as that term is defined in Regulation D under the Securities Act.

         12.6 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns (subject to Section 12.5).

         12.7 Publicity. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement, the Other Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

         12.8 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         12.9 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law of such State.

         12.11 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 12.3, such service to become effective 10 days after such mailing.

         12.12 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

          12.13 Entire Agreement. This Agreement and the Other Agreements, are intended by the parties to be a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein or therein. This Agreement and the Other Agreements supersede all prior agreements and understandings between the parties with respect to such subject matter.

          12.14 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          12.15 Exhibits and Schedules. The Exhibits, Schedules and Annexes attached hereto are a part of this Agreement as if fully set forth herein.

                                    * * * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Senior Note and Warrant Purchase Agreement to be executed and delivered as of the date first above written.


                                           Cardiac Science, Inc.


                                           By_____________________________
                                             Name:
                                             Title:


                                           Purchasers:


                                           Perseus Acquisition/Recapitalization
                                           Fund, L.L.C.


                                           By_____________________________
                                             Name:
                                             Title:


                                           Perseus Market Opportunity Fund, L.P.

                                           By_____________________________
                                             Name:
                                             Title:


                                           Cardiac Science Co-Investment, L.P.

                                           By_____________________________
                                             Name:
                                             Title: